                                                                  EXHIBIT (a)(1)

This document is important and requires your immediate attention. If you are in any doubt as to how to deal with it, you should consult your investment dealer, stockbroker, bank manager, accountant, lawyer or other professional advisor.

                                                               FEBRUARY 28, 2003

                              2022841 ONTARIO INC.
                               OFFER TO PURCHASE

                    ALL OF THE OUTSTANDING COMMON SHARES OF

                                  EMCO LIMITED
                                 AT A PRICE OF

                        CDN$16.60 CASH PER COMMON SHARE

This offer (the "OFFER") by 2022841 Ontario Inc. (the "OFFEROR") to purchase all of the outstanding common shares ("COMMON SHARES") of Emco Limited ("EMCO") will be open for acceptance until 8:00 p.m. (EST) on April 7, 2003, unless withdrawn or extended.

The Offer is subject to certain conditions which are described under "CONDITIONS OF THE OFFER" in Section 4 of the Offer including, without limitation, there being validly deposited under the Offer and not withdrawn prior to the expiration of the Offer, that number of Common Shares which represents, at the time the Offer expires, at least 66 2/3% of the Common Shares (calculated on a fully-diluted basis, excluding Common Shares issuable on the conversion of the outstanding 6.5% convertible unsecured subordinated debentures of Emco due July 4, 2007 (the "DEBENTURES")), but including Common Shares held at the time the Offer expires by or on behalf of the Offeror, its associates or affiliates.

THE EMCO BOARD OF DIRECTORS, FOLLOWING CONSULTATION WITH ITS FINANCIAL AND LEGAL ADVISORS, HAS UNANIMOUSLY DETERMINED THAT THE OFFER IS IN THE BEST INTERESTS OF THE HOLDERS OF COMMON SHARES (THE "SHAREHOLDERS") AND, ACCORDINGLY, THE BOARD UNANIMOUSLY RECOMMENDED THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR COMMON SHARES TO THE OFFER.

Pursuant to a support agreement (the "SUPPORT AGREEMENT") dated as of February 19, 2003, among Emco, the Offeror and Blackfriars Corp. ("BLACKFRIARS"), a Delaware corporation and the parent company of the Offeror, among other things, Blackfriars agreed to cause the Offeror to make the Offer and Emco agreed to support the Offer, subject to the terms and conditions set forth in the Support Agreement. See "ARRANGEMENTS, AGREEMENTS OR UNDERSTANDINGS -- SUPPORT AGREEMENT" in Section 11 of the accompanying circular forming part of the Offer (the "CIRCULAR") and the directors' circular of the Emco Board of Directors accompanying this document.

The Offeror and Blackfriars have also entered into an agreement dated as of February 19, 2003 (the "LOCK-UP AGREEMENT") with Masco Corporation (the "SELLING SHAREHOLDER") pursuant to which the Selling Shareholder has agreed to deposit irrevocably to the Offer, and not to withdraw, Common Shares representing in the aggregate approximately 42% of the outstanding Common Shares. See "ARRANGEMENTS, AGREEMENTS OR UNDERSTANDINGS -- LOCK-UP AGREEMENT" in Section 11 of the Circular.

The Common Shares are listed for trading on the Toronto Stock Exchange (the "TSX") under the stock symbol "EML" and are listed on the Nasdaq National Market ("NASDAQ") under the symbol "EMLTF". On February 19, 2003, which was the last trading day prior to the announcement of the Offer, the closing price of the Common Shares was Cdn$14.75 on the TSX and US$9.71 on Nasdaq.

Selected Questions and Answers about the Offer are contained on pages (i) to
(iv). You should read the entire Offer and Circular carefully prior to making your decision whether to tender your Common Shares to the Offer.

THE OFFER REPRESENTS A PREMIUM OF 12.5% OVER THE CLOSING PRICE OF THE COMMON SHARES ON THE TSX ON FEBRUARY 19, 2003, THE LAST TRADING DAY PRIOR TO THE ANNOUNCEMENT OF THE OFFER, AND A PREMIUM OF 58% OVER THE CLOSING PRICE OF THE COMMON SHARES ON THE TSX ON JULY 23, 2002, THE LAST TRADING DAY PRIOR TO THE ANNOUNCEMENT BY EMCO OF ITS PROCESS TO CONSIDER STRATEGIC ALTERNATIVES IN ORDER TO ATTEMPT TO MAXIMIZE VALUE FOR SHAREHOLDERS.

Shareholders who wish to accept the Offer must properly complete and execute the accompanying letter of transmittal (the "LETTER OF TRANSMITTAL") (printed on blue paper) or a manually executed facsimile and deposit it, together with certificates representing their Common Shares, in accordance with the instructions in the Letter of Transmittal. Alternatively, Shareholders may follow the procedure for book-entry transfer of Common Shares described under "MANNER OF ACCEPTANCE -- BOOK ENTRY TRANSFER" or the procedure for guaranteed delivery described under "MANNER OF ACCEPTANCE -- PROCEDURE FOR GUARANTEED DELIVERY" in Section 3 of the Offer. Shareholders whose Common Shares are registered in the name of an investment dealer, stockbroker, bank, trust company or other nominee should contact that nominee for assistance if they wish to accept the Offer.

The Offer is made only for Common Shares and is not made for the Debentures or options or rights to acquire Common Shares. Any holder of the Debentures or such options or rights who wishes to accept the Offer should exercise their conversion rights pursuant to the terms of the Debentures or exercise such options or rights, in order to obtain certificates representing Common Shares and deposit them in accordance with the Offer. Emco will also permit holders of Options to transfer their Options to Emco in exchange for a cash payment of the "in-the-money" value of such Options, conditional upon the Offeror taking up and paying for Common Shares under the Offer.

Questions and requests for assistance may be directed to Scotia Capital Inc. and Scotia Capital (USA) Inc. as Dealer Managers, MacKenzie Partners, Inc., as Information Agent for the Offer, or Computershare Trust Company of Canada as the Depositary for the Offer. Additional copies of the Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained without charge on request from the Depositary or the Information Agent at its office shown on the last page of this Offer and Circular.

None of the Offeror or its affiliates will bid for or make purchases of Common Shares during the pendancy of the Offer.

This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from or on behalf of, Shareholders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction. However, the Offeror or its agents may, in the Offeror's sole discretion, take such action as the Offeror may deem necessary to extend the Offer to Shareholders in such jurisdiction.
                 ----------------------------------------------
                     The Dealer Managers for the Offer are:

    In Canada:                                         In the United States:
SCOTIA CAPITAL INC.                                  SCOTIA CAPITAL (USA) INC.

                  NOTICE TO SHAREHOLDERS IN THE UNITED STATES

     SHAREHOLDERS WHO ARE NOT RESIDENTS OF CANADA SHOULD BE AWARE THAT THE DISPOSITION OF COMMON SHARES PURSUANT TO THE OFFER MAY HAVE TAX CONSEQUENCES BOTH IN CANADA AND IN THE UNITED STATES WHICH MAY NOT BE DESCRIBED FULLY HEREIN. SEE "CERTAIN INCOME TAX CONSIDERATIONS -- CANADIAN FEDERAL INCOME TAX CONSIDERATIONS -- NON-RESIDENTS OF CANADA" AND "CERTAIN INCOME TAX CONSIDERATIONS -- U.S. FEDERAL INCOME TAX CONSIDERATIONS" IN SECTION 16 OF THE CIRCULAR.

     THE ENFORCEMENT BY INVESTORS OF CIVIL LIABILITIES UNDER THE U.S. FEDERAL SECURITIES LAWS MAY BE AFFECTED ADVERSELY BY THE FACT THAT THE OFFEROR AND EMCO ARE INCORPORATED AND ORGANIZED UNDER THE LAWS OF THE PROVINCE OF ONTARIO, CANADA, THAT SOME OF THEIR OFFICERS AND DIRECTORS ARE RESIDENTS OF CANADA, THAT SOME OR ALL OF THE EXPERTS NAMED IN THE OFFER OR CIRCULAR MAY BE RESIDENTS OF A FOREIGN COUNTRY, AND THAT ALL OR A SUBSTANTIAL PORTION OF THE ASSETS OF THE OFFEROR AND EMCO AND OF THE ABOVE-MENTIONED PERSONS MAY BE LOCATED OUTSIDE OF THE UNITED STATES.

     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY ANY SECURITIES REGULATORY AUTHORITY NOR HAS ANY SECURITIES REGULATORY AUTHORITY PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

     AS AT FEBRUARY 27, 2003, THE BANK OF CANADA QUOTED NOON SPOT EXCHANGE RATE FOR CANADIAN DOLLARS PER US$1.00 WAS CDN$1.495. THE OFFER PRICE IS CDN$16.60 PER COMMON SHARE. THEREFORE, IF YOU WERE PAID CDN$16.60 ON FEBRUARY 27, 2003, PER COMMON SHARE AND EXCHANGED THAT AMOUNT FOR UNITED STATES DOLLARS AT THAT EXCHANGE RATE, YOU WOULD RECEIVE US$11.10 PER COMMON SHARE (EXCLUDING ANY CURRENCY EXCHANGE FEES OR COMMISSIONS). ALTHOUGH THE OFFER PRICE PER COMMON SHARE OF CDN$16.60 WILL NOT VARY, THE U.S. DOLLAR EQUIVALENT THEREOF WILL VARY WITH THE CANADIAN DOLLAR TO U.S. DOLLAR EXCHANGE RATE.

                 SELECTED QUESTIONS AND ANSWERS ABOUT THE OFFER

     2022841 ONTARIO INC. IS OFFERING TO PURCHASE ALL OF THE OUTSTANDING COMMON SHARES OF EMCO LIMITED FOR CDN$16.60 PER SHARE IN CASH. THE FOLLOWING ARE SOME OF THE QUESTIONS YOU, AS A SHAREHOLDER OF EMCO, MAY HAVE AND ANSWERS TO THOSE QUESTIONS. WE URGE YOU TO READ THE REMAINDER OF THE OFFER AND CIRCULAR AND THE ENCLOSED LETTER OF TRANSMITTAL CAREFULLY BECAUSE THE INFORMATION CONTAINED BELOW IS NOT COMPLETE. ADDITIONAL IMPORTANT INFORMATION IS CONTAINED IN THE REMAINDER OF THE OFFER, THE CIRCULAR AND THE LETTER OF TRANSMITTAL. AS USED IN THESE QUESTIONS AND ANSWERS, "WE" OR "US" OR "OUR" REFERS TO 2022841 ONTARIO INC., THE ENTITY MAKING THE TENDER OFFER FOR THE COMMON SHARES.

WHO IS OFFERING TO BUY MY EMCO COMMON SHARES?

     We are 2022841 Ontario Inc., a newly formed Ontario corporation and an indirect wholly owned subsidiary of Blackfriars Corp., a Delaware corporation. We have been formed for the purpose of making a tender offer for, and purchasing, all of the Emco common shares and have carried on no activities other than in connection with the support agreement among Blackfriars, Emco and us and the lock-up agreement among Blackfriars, Masco Corporation (a shareholder of Emco holding approximately 42% of the outstanding Emco common shares) and us. See Sections 1 to 3 of the attached Circular for more details regarding Blackfriars, Emco and us.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE TENDER OFFER?

     We are seeking to purchase all of the issued and outstanding Emco common shares. See Section 1 of the Offer.

HOW MUCH ARE YOU OFFERING TO PAY? WHAT IS THE FORM OF PAYMENT? WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

     We are offering to pay Cdn$16.60 per Emco common share, net to you in cash, without interest.

     On February 27, 2003, the Bank of Canada quoted noon spot exchange rate for Canadian dollars per US$1.00 was Cdn$1.495. Therefore, if you were paid Cdn$16.60 per Emco common share on February 27, 2003 and exchanged that amount for United States dollars at that exchange rate, you would receive US$11.10 per Emco common share (excluding any currency exchange fees or commissions). Although the offer price of Cdn$16.60 per Emco common share is fixed, the amount you would receive in United States dollars per Emco common share will vary with the Canadian dollar to U.S. dollar exchange rate, which may be higher or lower than Cdn$1.495 per US$1.00 at the time of exchange.

     If you are the record owner of your shares and you tender your Emco common shares to us in the tender offer, you will not have to pay brokerage fees or similar expenses. If you own your Emco common shares through a broker or other nominee, and your broker or nominee tenders your Emco common shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See
Section 3 of the Offer.

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

     Blackfriars, our parent company, has made available sufficient funds to purchase all Emco common shares that are validly tendered and not withdrawn in the tender offer and to provide funding for the compulsory share acquisition or the subsequent acquisition transaction that is expected to follow the successful completion of the tender offer. Blackfriars' source of funds will be its cash and short term investments on hand. See "SOURCE OF FUNDS" in Section 8 of the Circular for additional information. Our obligation to purchase the Emco common shares in the tender offer is not subject to any financing condition.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

     We do not think our financial condition is relevant to your decision whether to tender to the tender offer because the form of consideration consists solely of cash and our tender offer is not contingent upon our receipt of financing. See Section 8 of the Circular for additional information.

HAVE ANY SHAREHOLDERS AGREED TO TENDER THEIR EMCO COMMON SHARES?

     Concurrently with entering into the support agreement, we entered into a lock-up agreement with a principal shareholder of Emco that owns 6,621,334 Emco common shares, constituting approximately 42% of the outstanding

                                       (i)

Emco common shares. Under the lock-up agreement, the shareholder has agreed, among other things, to deposit its Emco common shares to the tender offer.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

     You will have until 8:00 p.m. (EST), on April 7, 2003, to tender your shares in the tender offer, unless the tender offer is extended. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described in Section 3 of the Offer.

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

     We expressly reserve the right, subject to the terms of the support agreement and applicable law, to extend the period of time during which the tender offer remains open, provided that the support agreement and the tender offer may be terminated by Emco if we do not purchase the Emco common shares tendered in the tender offer by May 15, 2003. See Section 5 of the Offer.

     If we purchase the shares tendered in the offer, we have the right, at our option, to extend the tender offer to provide a "SUBSEQUENT OFFERING PERIOD" during which shareholders may tender their Emco common shares and promptly receive the offer price of Cdn$16.60 per Emco common share. Notwithstanding the provisions of United States federal securities laws relating to subsequent offering periods, there will be withdrawal rights during any subsequent offering period, if there is one. In addition, if we elect to provide a subsequent offering period, the subsequent offering period will be at least 10 days but no more than 20 business days. See Section 2 of the Offer.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

     If we extend the tender offer, we will inform Computershare Trust Company of Canada, the depositary for the tender offer, of that fact and will make a public announcement of the extension not later than 9:00 a.m. (EST), on the next business day after the day on which the tender offer was scheduled to expire. See Section 5 of the Offer.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE TENDER OFFER?

     We are not obligated to purchase any Emco common shares that are validly tendered unless the number of Emco common shares validly tendered (other than tenders by guaranteed delivery where actual delivery has not occurred) and not withdrawn before the expiration of the tender offer represents at least 66 2/3% of the outstanding Emco common shares on a fully diluted basis. A fully diluted basis means we assume all options and other rights to acquire Emco common shares (other than rights to convert the outstanding Emco 6.5% convertible unsecured subordinated debentures into Emco common shares) outstanding at that time had been exercised, whether or not they were exercised. See Section 4 of the Offer.

     We are not obligated to purchase Emco common shares that are validly tendered if we have not received any required approvals or rulings, including, without limitation, under the Competition Act (Canada) and the Investment Canada Act, or if the applicable waiting period under the Hart-Scott-Rodino Act has not expired or been terminated. See Section 14 of the Circular.

     We are not obligated to purchase Emco common shares that are validly tendered if Emco's board of directors withdraws its recommendation of the tender offer, or changes its recommendation in a manner that has substantially the same effect. See Section 11 of the Circular.

     We are not obligated to purchase Emco common shares that are validly tendered if Emco breaches or fails to perform in any material respect its obligations under the support agreement or breaches its representations and warranties under the support agreement in any material respect and the breach or failure to perform is not cured within five days of receipt of written notice of the breach or failure to comply or of becoming aware of the breach of a representation or warranty. See Section 11 of the Circular.

     The tender offer also is subject to a number of other conditions. We can waive the conditions to the tender offer without Emco's consent. See Sections 4 of the Offer.

     Our obligation to purchase Emco common shares under the tender offer is not conditioned on any financing arrangements or subject to any financing condition. See Section 8 of the Circular for information about our financing arrangements.

                                       (ii)

HOW DO I TENDER MY EMCO COMMON SHARES?

     To tender your Emco common shares:

     - You must deliver the share certificates (or arrange for the book-entry delivery of your shares), together with a completed letter of transmittal (or an "Agent's Message" in the case of book-entry transfer) and any other documents required by the letter of transmittal, to the depositary not later than the time the tender offer expires. See Section 3 of the Offer.

     - If your Emco common shares are held in "street name," your Emco common shares can only be tendered by your broker or nominee through the depositary.

     - If you are unable to deliver any required document or instrument to the depositary by the expiration of the tender offer, you may gain some extra time by having a broker, a bank or other fiduciary that is an eligible institution guarantee that the missing items will be received by the depositary within three Toronto Stock Exchange trading days. For the tender to be valid, however, the depositary must receive the missing items within that three trading day period. See Section 3 of the Offer.

UNTIL WHAT TIME MAY I WITHDRAW PREVIOUSLY TENDERED EMCO COMMON SHARES?

     You may withdraw Emco common shares at any time before the scheduled or any extended expiration of the tender offer, unless they are accepted for purchase upon the scheduled expiration of the tender offer. You may also withdraw any Emco common shares that are tendered during the subsequent offering period, if there is one, before such common shares are purchased by us. According to applicable securities laws, we must promptly pay for all common shares we purchase during any subsequent offering period. You may also have additional time to withdraw your Emco common shares if certain changes are made in the tender offer. See Section 7 of the Offer.

HOW DO I WITHDRAW PREVIOUSLY TENDERED EMCO COMMON SHARES?

     To withdraw Emco common shares that have been tendered, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary for the tender offer while you still have the right to withdraw the Emco common shares. See Section 7 of the Offer.

WHAT DOES EMCO'S BOARD OF DIRECTORS RECOMMEND REGARDING THE TENDER OFFER?

     We are making the tender offer pursuant to the support agreement, which has been approved unanimously by Emco's board of directors. EMCO'S BOARD OF DIRECTORS, FOLLOWING CONSULTATION WITH ITS FINANCIAL AND LEGAL ADVISORS, HAS UNANIMOUSLY DETERMINED THAT THE TENDER OFFER IS IN THE BEST INTERESTS OF THE SHAREHOLDERS AND, ACCORDINGLY, THE BOARD UNANIMOUSLY RECOMMENDED THAT SHAREHOLDERS ACCEPT THE TENDER OFFER AND TENDER THEIR EMCO COMMON SHARES TO THE TENDER OFFER.

IF THE EMCO COMMON SHARES ARE TENDERED AND ACCEPTED FOR PAYMENT, WILL EMCO CONTINUE AS A PUBLIC COMPANY?

     In all likelihood, no. Following the purchase of Emco common shares in the tender offer, if over 90% of the outstanding Emco common shares are purchased, we expect to consummate a compulsory share acquisition transaction as provided under applicable Ontario law. If less than 90% of the outstanding Emco common shares are tendered and purchased in the tender offer or if for some other reason we cannot complete a compulsory share acquisition under applicable law, we intend to complete a subsequent acquisition transaction to acquire the remaining publicly held Emco common shares. See Section 11 of the Offer and
Section 15 of the Circular.

     Even if for some reason a compulsory share acquisition or subsequent acquisition transaction does not take place, if we purchase all of the tendered Emco common shares, then there may be so few remaining shareholders and publicly held Emco common shares that the Emco common shares will no longer be eligible to be traded on the Toronto Stock Exchange or the Nasdaq, there may not be a public trading market for the Emco common shares, and Emco may cease to make filings with the Canadian securities regulatory authorities, the Securities and Exchange Commission or otherwise no longer be required to comply with their rules relating to publicly held companies. See Section 7 of the Circular.

                                      (iii)

IF ALL OF THE EMCO COMMON SHARES ARE NOT TENDERED IN THE OFFER, WILL THE REMAINING PUBLICLY HELD EMCO COMMON SHARES BE PURCHASED?

     We expect yes. Following the purchase of Emco common shares in the tender offer, if over 90% of the outstanding Emco common shares are purchased, we will consummate a compulsory share acquisition transaction as provided under applicable Ontario law. If less than 90% of the outstanding Emco common shares are tendered and purchased in the tender offer or if for some other reason we cannot complete a compulsory share acquisition under applicable law, we intend to complete a subsequent acquisition transaction to acquire the remaining publicly held Emco common shares. See Section 11 of the Offer and Section 15 of the Circular. In either such case, Blackfriars will indirectly own all of the Emco common shares, and all remaining public shareholders of Emco (other than shareholders properly exercising appraisal rights under applicable Ontario law, if applicable) will receive Cdn$16.60 per share in cash, without interest.

WHAT IS THE MARKET VALUE OF MY EMCO COMMON SHARES AS OF A RECENT DATE?

     On February 19, 2003, the last trading day before the announcement of the tender offer, the closing price of the Emco common shares was Cdn$14.75 on the Toronto Stock Exchange and US$9.71 on Nasdaq. The tender offer represents a premium of 12.5% over the closing price of the Emco common shares on the Toronto Stock Exchange on the last trading day before the announcement of the tender offer and a premium of 58% over the closing price of the Emco common shares on the Toronto Stock Exchange on July 23, 2002, the last trading day before the announcement by Emco of its process to attempt to maximize value for shareholders.

     We encourage you to obtain a recent quotation for Emco common shares in deciding whether to tender your Emco common shares. See Section 13 of the Circular.

GENERALLY, WHAT ARE THE CANADIAN FEDERAL INCOME TAX CONSEQUENCES OF TENDERING EMCO COMMON SHARES?

     A shareholder who is resident in Canada, who holds Emco common shares as capital property and who sells such Emco common shares to us under the tender offer, will realize a capital gain (or capital loss) equal to the amount by which the cash received, net of any reasonable costs of disposition, exceeds (or is less than) the adjusted cost base to the shareholder of its Emco common shares.

     In general, shareholders who are non-residents of Canada for the purposes of the Income Tax Act (Canada) will not be subject to Canadian income tax on any gain realized on a disposition of Emco common shares to us under the tender offer unless those Emco common shares constitute "taxable Canadian property" within the meaning of the Income Tax Act (Canada) and that gain is not otherwise exempt from tax under the Income Tax Act (Canada) pursuant to an exemption contained in an applicable income tax treaty or convention. We encourage you to seek independent tax advice regarding the tax consequences of tendering your Emco common shares. See Section 16 of the Circular.

GENERALLY, WHAT ARE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF TENDERING EMCO COMMON SHARES?

     The sale of Emco common shares by certain U.S. shareholders pursuant to the tender offer will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. shareholder who sells Emco common shares pursuant to the tender offer will recognize a gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received (in U.S. dollar equivalents determined at the spot rate on the date of the consummation of the tender offer) and the shareholder's adjusted tax basis in the Emco common shares sold pursuant to the tender offer (as determined in U.S. dollars).

     We encourage you to seek independent tax advice regarding the tax consequences of tendering your Emco common shares. See Section 16 of the Circular.

TO WHOM MAY I SPEAK IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

     Questions and requests for assistance may be directed to Scotia Capital Inc. and Scotia Capital (USA) Inc. as dealer managers, MacKenzie Partners, Inc. as information agent for the tender offer, or Computershare Trust Company of Canada as the depositary for the tender offer. Additional copies of the Offer, the Circular, the Letter of Transmittal and the related tender offer documents may be obtained without charge on request from a dealer manager, the information agent or the depositary at their respective offices shown on the last page of the Offer and Circular.

                                       (iv)

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
SELECTED QUESTIONS AND ANSWERS ABOUT THE OFFER..............    (i)
DEFINITIONS.................................................      2
SUMMARY.....................................................      5
OFFER.......................................................     10
1.    THE OFFER.............................................     10
2.    TIME FOR ACCEPTANCE...................................     11
3.    MANNER OF ACCEPTANCE..................................     12
4.    CONDITIONS OF THE OFFER...............................     15
5.    EXTENSION, VARIATION OR CHANGE IN THE OFFER;
       SUBSEQUENT OFFERING PERIOD...........................     17
6.    TAKE UP OF AND PAYMENT FOR DEPOSITED COMMON SHARES....     18
7.    RIGHT TO WITHDRAW DEPOSITED COMMON SHARES.............     19
8.    MAIL SERVICE INTERRUPTION.............................     20
9.    DIVIDENDS AND DISTRIBUTIONS...........................     20
10.   NOTICE AND DELIVERY...................................     21
11.   ACQUISITION OF COMMON SHARES NOT DEPOSITED UNDER THE
       OFFER................................................     21
12.   MARKET PURCHASES......................................     22
13.   OTHER TERMS OF THE OFFER..............................     22
14.   MISCELLANEOUS.........................................     22
CIRCULAR....................................................     24
1.    THE OFFEROR...........................................     24
2.    BLACKFRIARS CORP......................................     24
3.    EMCO LIMITED..........................................     25
4.    BACKGROUND TO THE OFFER...............................     25
5.    PURPOSE OF THE OFFER..................................     26
6.    PLANS FOR EMCO........................................     27
7.    CERTAIN EFFECTS OF THE OFFER..........................     27
8.    SOURCE OF FUNDS.......................................     28
9.    OWNERSHIP OF AND TRADING IN SECURITIES OF EMCO........     28
10.   COMMITMENTS TO ACQUIRE SECURITIES OF EMCO.............     29
11.   ARRANGEMENTS, AGREEMENTS OR UNDERSTANDINGS............     29
12.   MATERIAL CHANGES AND OTHER INFORMATION CONCERNING
       EMCO.................................................     33
13.   INFORMATION ABOUT COMMON SHARES.......................     33
14.   REGULATORY MATTERS....................................     35
15.   ACQUISITION OF COMMON SHARES NOT DEPOSITED UNDER THE
       OFFER................................................     37
16.   CERTAIN INCOME TAX CONSIDERATIONS.....................     39
17.   OTHER MATTERS RELATING TO THE OFFER...................     45
18.   OFFEREES' STATUTORY RIGHTS............................     46
SCHEDULE I -- INFORMATION CONCERNING DIRECTORS AND EXECUTIVE
  OFFICERS OF THE OFFEROR AND BLACKFRIARS AND THE TRUSTS AND
  TRUSTEES CONTROLLING SUCH CORPORATIONS....................     47
APPROVAL AND CERTIFICATE OF THE OFFEROR.....................     49

                                  DEFINITIONS

     In the accompanying Summary, Offer and Circular, unless the context otherwise requires or unless defined elsewhere herein, the following terms have the meanings indicated:

"AFFILIATE" has the meaning specified in the OBCA;

"ASSOCIATE" has the meaning specified in the OBCA;

"BLACKFRIARS" means Blackfriars Corp., a corporation incorporated under the laws of the State of Delaware;

"BUSINESS DAY" means any day other than a Saturday or a Sunday, on which banks are open for business in Toronto, Ontario and New York, New York;

"BOOK-ENTRY TRANSFER FACILITY" means The Depository Trust Company;

"CIRCULAR" means the take-over bid circular accompanying the Offer and forming a part of it;

"CLOSE OF BUSINESS" on any given date means the time on such date (or, if such date is not a Business Day, on the next following Business Day) at which the office of the transfer agent for the Common Shares in Toronto, Ontario becomes closed to the public;

"CODE" means the United States Internal Revenue Code of 1986, as amended;

"COMMON SHARES" means the issued and outstanding common shares of Emco;

"COMPETITION ACT" means the Competition Act (Canada), as amended;

"COMPETITION COMMISSIONER" means the Commissioner of Competition appointed under the Competition Act;

"COMPULSORY ACQUISITION" has the meaning specified under "ACQUISITION OF COMMON SHARES NOT DEPOSITED UNDER THE OFFER" in Section 15 of the Circular;

"CVMQ" means the Commission des valeurs mobilieres du Quebec;

"DEALER MANAGERS" means Scotia Capital Inc. in Canada and Scotia Capital (USA) Inc. in the United States;

"DEBENTURES" means the 6.5% convertible unsecured subordinated debentures of Emco due July 4, 2007;

"DEPOSIT MINIMUM CONDITION" has the meaning specified in Section 4 of the Offer;

"DEPOSITARY" means Computershare Trust Company of Canada at its offices specified in the Letter of Transmittal;

"DIRECTORS' CIRCULAR" means the circular of the Emco Board of Directors in respect of the Offer;

"EFFECTIVE TIME" has the meaning specified under "MANNER OF ACCEPTANCE -- POWER OF ATTORNEY" in Section 3 of the Offer;

"ELIGIBLE INSTITUTION" means a Canadian Schedule I chartered bank, a major trust company in Canada, a member of the Securities Transfer Agent Medallion Program (STAMP), a member of the Stock Exchanges Medallion Program (SEMP) or a member of the New York Stock Exchange Inc. Medallion Signature Program (MSP). Members of these programs are usually members of a recognized stock exchange in Canada or the United States, members of the Investment Dealers Association of Canada, members of the National Association of Securities Dealers or banks and trust companies in the United States;

"EMCO" means Emco Limited, a corporation constituted under the OBCA;

"EMCO BOARD OF DIRECTORS" means the board of directors of Emco;

"EST" means Eastern Standard Time;

"EXCHANGE ACT" means the United States Securities Exchange Act of 1934, as amended;

"EXPIRY DATE" means April 7, 2003, or such later date or dates as may be fixed by the Offeror from time to time pursuant to Section 5 of the Offer, "EXTENSION, VARIATION OR CHANGE IN THE OFFER; SUBSEQUENT OFFERING PERIOD";

"EXPIRY TIME" means 8:00 p.m. (EST) on the Expiry Date, or such later time and date as may be fixed by the Offeror from time to time as provided under "EXTENSION, VARIATION OR CHANGE IN THE OFFER; SUBSEQUENT OFFERING PERIOD" in
Section 5 of the Offer, unless the Offer is withdrawn by the Offeror;

"FULLY-DILUTED BASIS" means, with respect to the number of outstanding Common Shares at any time, the number of Common Shares that would be outstanding assuming all options and other rights to acquire Common Shares (other than rights to convert the outstanding Debentures into Common Shares) outstanding at that time had been exercised;

"GOVERNMENT ENTITY" means any domestic (federal, state, provincial or territorial), foreign or supranational court, commission, governmental body, quasi-governmental entity, body or authority of any kind whatsoever, regulatory agency, authority, stock exchange or tribunal;

"HSR ACT" means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

"INFORMATION AGENT" means MacKenzie Partners, Inc.;

"INVESTMENT CANADA ACT" means the Investment Canada Act, as amended;

"LETTER OF TRANSMITTAL" means the Letter of Transmittal (printed on blue paper) in the form accompanying the Offer and Circular, or a facsimile thereof;

"LOCK-UP AGREEMENT" means the agreement between the Offeror, Blackfriars and the Selling Shareholder dated as of February 19, 2003, as described in "ARRANGEMENTS, AGREEMENTS OR UNDERSTANDINGS -- LOCK-UP AGREEMENT" in Section 11 of the Circular;

"LOCKED-UP SHARES" means the 6,621,334 Common Shares that the Selling Shareholder has agreed to deposit irrevocably to the Offer pursuant to the Lock-up Agreement described in "ARRANGEMENTS, AGREEMENTS OR UNDERSTANDINGS -- LOCKUP AGREEMENT" in Section 11 of the Circular;

"MATERIAL ADVERSE CHANGE" means when used with respect to Emco, Blackfriars or the Offeror, as the case may be, any change or effect that is or could reasonably be expected to be materially adverse to the business, operations, assets, liabilities, employee relationships, customer or supplier relationships, earnings or results of operations, business conditions or prospects (financial or otherwise), of Emco and its subsidiaries, or Blackfriars and its subsidiaries, taken as a whole, as the case may be;

"MINORITY APPROVAL", with respect to a Subsequent Acquisition Transaction, has the meaning specified in OSC Rule 61-501 and Policy Q-27;

"NASDAQ" means the Nasdaq National Market;

"NOTICE OF GUARANTEED DELIVERY" means the Notice of Guaranteed Delivery for Deposit of Common Shares (printed on green paper) in the form accompanying the Offer and Circular, or a facsimile thereof;

"OBCA" means the Business Corporations Act (Ontario), as amended;

"OFFER" means the offer to purchase all of the outstanding Common Shares made hereby to Shareholders, subject to the terms set forth in the Offer Documents;

"OFFER DOCUMENTS" means, collectively, the Offer, Circular, Letter of Transmittal and Notice of Guaranteed Delivery;

"OFFER PERIOD" means the period commencing on the date of the Offer and ending at the Expiry Time;

"OFFER PRICE" means Cdn$16.60 per Common Share;

"OFFEROR" means 2022841 Ontario Inc., an indirect wholly-owned subsidiary of Blackfriars, incorporated under the OBCA;

"OPTIONS" means the options to acquire Common Shares issued and outstanding under the Stock Option Plan;

"OSA" means the Securities Act (Ontario), as amended;

"OSC RULE 61-501" means Rule 61-501 -- Insider Bids, Issuer Bids, Going Private Transactions and Related Party Transactions of the OSC;

"OSC" means the Ontario Securities Commission;

"POLICY Q-27" means Policy Statement No. Q-27 of the CVMQ;

"PURCHASED COMMON SHARES" means the Common Shares deposited pursuant to the Offer and purchased by the Offeror;

"SCHEDULE TO" means the Schedule TO filed by the Offeror and Blackfriars with the SEC in connection with the Offer;

"SEC" means the United States Securities and Exchange Commission;

"SELLING SHAREHOLDER" means Masco Corporation, a corporation incorporated under the laws of the State of Delaware;

"SHAREHOLDERS" means the holders of Common Shares, and "SHAREHOLDER" means any one of them;

"SHARE CERTIFICATES" means the certificates in respect of Common Shares;

"SOLICITING DEALER GROUP" means the soliciting dealer group (comprised of members of the Investment Dealers Association of Canada and members of Canadian stock exchanges) formed to solicit acceptances of the Offer;

"STOCK OPTION PLAN" means the Stock Option Plan being Part II of the 1991 Long Term Incentive Program for management and key personnel of Emco, as amended;

"SUBSEQUENT ACQUISITION TRANSACTION" has the meaning specified under "ACQUISITION OF COMMON SHARES NOT DEPOSITED UNDER THE OFFER -- SUBSEQUENT ACQUISITION TRANSACTION" in Section 15 of the Circular;

"SUPPORT AGREEMENT" means the support agreement among the Offeror, Blackfriars and Emco dated as of February 19, 2003, as described in "ARRANGEMENTS, AGREEMENTS OR UNDERSTANDINGS -- SUPPORT AGREEMENT" in Section 11 of the Circular;

"SUPERIOR PROPOSAL" has the meaning specified under "ARRANGEMENTS, AGREEMENTS OR UNDERSTANDINGS -- SUPPORT AGREEMENT" in Section 11 of the Circular;

"TAKE-OVER PROPOSAL" has the meaning specified under "ARRANGEMENTS, AGREEMENTS OR UNDERSTANDINGS -- SUPPORT AGREEMENT" in Section 11 of the Circular;

"TAX ACT" means the Income Tax Act (Canada), including all regulations made thereunder, as amended;

"TD SECURITIES" means TD Securities, Inc.;

"TSX" means the Toronto Stock Exchange; and

"UNITED STATES" means the United States of America, its territories and possessions, any State of the United States and the District of Columbia.

"U.S. HOLDERS" has the meaning specified under "CERTAIN INCOME TAX CONSIDERATIONS -- UNITED STATES FEDERAL TAX CONSIDERATIONS" in Section 16 of the Circular.

                                    SUMMARY

     The following is a summary only and is qualified by the detailed provisions contained elsewhere in the Offer and Circular. Shareholders are urged to read the Offer and Circular in their entirety. Capitalized terms used in this summary, that are not otherwise defined herein, are defined in the Definitions. The information concerning Emco contained herein and in the Offer and Circular has been provided to the Offeror by Emco or has been taken from or is based upon publicly available documents or records of Emco on file with Canadian securities regulatory authorities and other public sources at the time of the Offer, unless otherwise indicated, and has not been independently verified by the Offeror. All currency amounts expressed herein, unless otherwise indicated, are expressed in Canadian dollars.

THE OFFER

     The Offeror, 2022841 Ontario Inc., is offering, upon the terms and subject to the conditions of the Offer, to purchase all of the outstanding Common Shares, including Common Shares which may become outstanding on the conversion of Debentures or the exercise of Options, at a price in cash of Cdn$16.60 per Common Share. See "THE OFFER" in Section 1 of the Offer.

     THE EMCO BOARD OF DIRECTORS, FOLLOWING CONSULTATION WITH ITS FINANCIAL AND LEGAL ADVISORS, HAS UNANIMOUSLY DETERMINED THAT THE OFFER IS IN THE BEST INTERESTS OF SHAREHOLDERS AND, ACCORDINGLY, THE BOARD UNANIMOUSLY RECOMMENDED THAT THE SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR COMMON SHARES TO THE OFFER. SEE THE ACCOMPANYING DIRECTORS' CIRCULAR.

     The obligation of the Offeror to take up and pay for Common Shares pursuant to the Offer is subject to certain conditions. See "CONDITIONS OF THE OFFER" in
Section 4 of the Offer.

THE OFFEROR

     The Offeror was incorporated on February 19, 2003 under the OBCA and is an indirect wholly-owned subsidiary of Blackfriars. The Offeror has not carried on any business prior to the date hereof other than in connection with the Support Agreement and the Lock-up Agreement, and was incorporated to make, and to purchase Common Shares tendered to, the Offer. The Offeror's head office and principal place of business is located at 199 Bay Street, Toronto, Ontario, M5L 1B9. See "THE OFFEROR" in Section 1 of the Circular.

BLACKFRIARS CORP.

     Blackfriars is a closely held corporation incorporated under the laws of Delaware. Blackfriars' corporate headquarters is located at 555 Skokie Blvd, Suite 555, Northbrook, Illinois 60062. Blackfriars is a diversified holding company and conducts no operations of its own, other than as a holding company. Blackfriars holds investments in various businesses, including principally a wholesale electrical distribution business.

     Other than 10,700 Common Shares held by a director and officer of Blackfriars, as of the date hereof, the Offeror and Blackfriars do not beneficially own, directly or indirectly, any of the outstanding Common Shares or any securities convertible into or exchangeable for Common Shares. However, the Offeror and Blackfriars have entered into the Lock-up Agreement with Masco Corporation pursuant to which Masco Corporation has agreed to tender 6,621,334 Common Shares, or approximately 42% of the outstanding Common Shares, to the Offer. See "BLACKFRIARS CORP." in Section 2 of the Circular and "ARRANGEMENTS, AGREEMENTS OR UNDERSTANDING -- LOCK-UP AGREEMENT" in Section 11 of the Circular.

EMCO LIMITED

     Emco Limited is the corporation continuing from the amalgamation of Emco Limited and BPCO Inc. on January 1, 1993 under the laws of Ontario. The predecessor of Emco Limited, the Empire Manufacturing Company Limited, was incorporated under the laws of Ontario by Letters Patent dated May 28, 1906. Emco's head office and principal place of business is located at 620 Richmond Street, London, Ontario N6A 5J9.

     The Common Shares are listed and posted for trading on the TSX under the symbol "EML" and on the Nasdaq under the symbol "EMLTF". Based on representations made in the Support Agreement, the Offeror believes that as of the date hereof, there are approximately 17,488,482 Common Shares outstanding on a Fully-diluted Basis. See "EMCO LIMITED" in Section 3 of the Circular.

SOURCE OF FUNDS

     Blackfriars has made available to the Offeror sufficient funds to purchase all Common Shares that are validly tendered and not withdrawn in the Offer and to provide funding for the Compulsory Acquisition or the Subsequent Acquisition Transaction that is expected to follow the successful completion of the Offer. Blackfriars' source of funds will be its cash and short term investments on hand. See "SOURCE OF FUNDS" in Section 8 of the Circular for additional information. The Offeror's obligation to purchase the Common Shares tendered in the Offer is not subject to any financing condition.

PURPOSE OF THE OFFER

     The purpose of the Offer is to enable the Offeror to acquire all of the outstanding Common Shares. If, within 120 days after February 28, 2003, the Offer is accepted by holders of at least 90% of the outstanding Common Shares, the Offeror now intends, and in the Support Agreement has agreed to use its reasonable best efforts, to exercise its statutory right to acquire, to the extent permitted by applicable law, all the Common Shares not deposited under the Offer. If such statutory right of acquisition is not available, the Offeror now intends to cause a meeting of Shareholders to be called to consider a statutory arrangement, amalgamation, consolidation, corporate reorganization or other transaction that may constitute a going private transaction for the purpose of enabling the Offeror or an affiliate or associate of the Offeror to acquire all the Common Shares not deposited under the Offer. See "PURPOSE OF THE OFFER" in Section 5 of the Circular and "ACQUISITION OF COMMON SHARES NOT DEPOSITED UNDER THE OFFER" in Section 11 of the Offer and Section 15 of the Circular. It is expected that the Offeror would redeem the Debentures in accordance with their terms immediately prior to the completion of a Compulsory Acquisition or Subsequent Acquisition Transaction.

SUPPORT AGREEMENT

     The Emco Board of Directors, after consultation with its financial and legal advisors, has unanimously determined that the Offer is in the best interests of Shareholders and has unanimously recommended that Shareholders accept the Offer and tender their Common Shares to the Offer. Pursuant to a Support Agreement among Emco, the Offeror and Blackfriars dated as of February 19, 2003, the Emco Board of Directors agreed to support the Offer. See "ARRANGEMENTS, AGREEMENTS OR UNDERSTANDINGS -- SUPPORT AGREEMENT" in Section 11 of the Circular.

LOCK-UP AGREEMENT

     On February 20, 2003, the Offeror, Blackfriars and the Selling Shareholder entered into the Lock-up Agreement pursuant to which the Selling Shareholder agreed to deposit irrevocably pursuant to the Offer and not to withdraw 6,621,334 Common Shares (or approximately 42% of the outstanding Common Shares). See "ARRANGEMENTS, AGREEMENTS OR UNDERSTANDINGS -- LOCK-UP AGREEMENT" in Section 11 of the Circular.

TIME FOR ACCEPTANCE

     The Offer is open for acceptance until the Expiry Time unless the Offer is withdrawn by the Offeror. See "TIME FOR ACCEPTANCE" in Section 2 of the Offer.

MANNER OF ACCEPTANCE

     Shareholders wishing to accept the Offer must deposit before the Expiry Time at the office of the Depositary specified in the Letter of Transmittal, their Share Certificate(s), or arrange to have their Common Shares delivered by book-entry transfer into the account of the Depositary established for such purposes, together with a Letter of Transmittal (or a facsimile), properly completed and signed. Instructions are contained in the Letter of Transmittal. If a Shareholder wishes to deposit Common Shares pursuant to the Offer and the Share Certificate(s) are not immediately available or if the Share Certificate(s) and all other required documents cannot be provided to the Depositary at or prior to the Expiry Time, those Common Shares may nevertheless be deposited in compliance with the procedure for guaranteed delivery. See "MANNER OF ACCEPTANCE -- PROCEDURE FOR GUARANTEED DELIVERY" in Section 3 of the Offer.

     Shareholders whose Common Shares are registered in the name of an investment dealer, stockbroker, bank, trust company or other nominee should contact that nominee for assistance if they wish to accept the Offer and to determine whether any fees or charges will apply.

     Shareholders will not be required to pay any fee or commission if they accept the Offer by transmitting their Common Shares directly to the Depositary or by using the facilities of the Soliciting Dealer Group.

WITHDRAWAL OF THE DEPOSITED COMMON SHARES

     Any Common Shares deposited in acceptance of the Offer may be withdrawn by or on behalf of the depositing Shareholder at any time until they have been accepted for payment by the Offeror. Additional withdrawal rights may be available under other circumstances as required by applicable law. See "RIGHT TO WITHDRAW DEPOSITED COMMON SHARES" in Section 7 of the Offer. Except as so indicated or as otherwise required by applicable law, deposits of Common Shares are irrevocable.

PAYMENT

     Upon the terms and subject to the conditions of the Offer (as the same may be amended or waived), the Offeror will pay for Common Shares taken up under the Offer as soon as reasonably possible thereafter and in any event not later than three Business Days following the time at which it becomes entitled to take up Common Shares pursuant to applicable law, or as may be required or permitted by law to make such payment. See "TAKE UP OF AND PAYMENT FOR DEPOSITED COMMON SHARES" in Section 6 of the Offer.

STOCK EXCHANGE LISTINGS AND MARKET PRICES OF COMMON SHARES

     The Common Shares are listed for trading on the TSX and on Nasdaq. On February 19, 2003, which was the last trading day prior to the announcement of the Offer, the closing price of the Common Shares was Cdn$14.75 on the TSX and US$9.71 on Nasdaq.

CONDITIONS OF THE OFFER

     The Offeror will have the right to withdraw the Offer, and will not be required to take up or pay for any Common Shares deposited under the Offer, if any of the conditions described under "CONDITIONS OF THE OFFER" in Section 4 of the Offer have not been satisfied or waived at or prior to the Expiry Time. The Offer is conditional upon, among other things, there being validly deposited under the Offer and not withdrawn such number of Common Shares as represents not less than 66 2/3% of the Common Shares outstanding (on a Fully-diluted Basis). See Section 4 of the Offer, "CONDITIONS OF THE OFFER".

EXTENSIONS

     The Offeror expressly reserves the right, subject to the terms of the Support Agreement and applicable law, to extend the period of time during which the Offer remains open, provided that the Support Agreement and the Offer may be terminated by Emco if the Offeror does not purchase the Common Shares tendered to the Offer by May 15, 2003. If the Offeror extends the Offer, it will inform Computershare Trust Company of Canada, the Depositary for the Offer, of that fact and will make a public announcement of the extension not later than 9:00 a.m. (EST), on the next Business Day after the day on which the Offer was scheduled to expire. See Section 5 of the Offer.

SUBSEQUENT OFFERING PERIOD

     If the Offeror purchases Common Shares tendered in the Offer, the Offeror will have the right, at its option, to extend the Offer to provide a "SUBSEQUENT OFFERING PERIOD" during which Shareholders may tender their Common Shares and promptly receive the Offer Price. Notwithstanding the provisions of United States federal securities laws relating to subsequent offering periods, there will be withdrawal rights during any subsequent offering period, if there is one. Common Shares tendered during any subsequent offering period may be withdrawn at any time prior to such Common Shares being purchased by the Offeror. In accordance with applicable securities laws, any Common Shares purchased during such Subsequent Offering Period must be promptly paid for. In addition, in the event the Offeror elects to provide a subsequent offering period, the subsequent offering period will be at least 10 days but no more than 20 Business Days. See Section 2 of the Offer.

SUBSEQUENT TRANSACTIONS

     If, within 120 days after February 28, 2003, the Offer is accepted by the holders of not less than 90% of the Common Shares, other than those held on the date of the Offer by or on behalf of the Offeror or an affiliate or associate of the Offeror, the Offeror now intends to, and in the Support Agreement has agreed to use its reasonable best efforts to, acquire, to the extent permitted by applicable law, the remaining Common Shares pursuant to the compulsory acquisition provisions of the OBCA. If the Offeror takes up and pays for Common Shares under the Offer representing at least 66 2/3% of the Common Shares (on a Fully-Diluted Basis) and acquires less than 90% of the Common Shares, or the compulsory acquisition provisions of the OBCA are otherwise unavailable, the Offeror now intends to implement other means of acquiring, directly or indirectly, all of the Common Shares in accordance with applicable law, including by way of a Subsequent Acquisition Transaction. See "ACQUISITION OF COMMON SHARES NOT DEPOSITED UNDER THE OFFER" in Section 11 of the Offer and
Section 15 of the Circular.

CERTAIN EFFECTS OF THE OFFER

     As described above, following the purchase of Common Shares under the Offer, the Offeror expects to acquire the remaining shares through a Compulsory Acquisition or a Subsequent Acquisition Transaction. In such case, Emco will no longer be publicly owned. Even if for some reason a Compulsory Acquisition or a Subsequent Acquisition Transaction does not take place, if the Offeror purchases all of the Common Shares tendered in the Offer, then there may be so few remaining shareholders and publicly held shares that the Common Shares will no longer be eligible to be traded on the TSX or Nasdaq, there may not be a public trading market for Common Shares, and Emco may apply to cease to be a reporting issuer in Canada and cease to make filings with Canadian securities regulatory authorities or the Securities and Exchange Commission or otherwise no longer be required to comply with the Securities and Exchange Commission rules relating to publicly held companies. See "CERTAIN EFFECTS OF THE OFFER" in Section 7 of the Circular.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

     A Shareholder who is resident in Canada, who holds Common Shares as capital property and who sells such Common Shares to the Offeror under the Offer, will realize a capital gain (or capital loss) equal to the amount by which the cash received, net of any reasonable costs of disposition, exceeds (or is less than) the adjusted cost base to the Shareholder of such Common Shares.

     In general, Shareholders who are non-residents of Canada for the purposes of the Tax Act will not be subject to Canadian income tax on any gain realized on a disposition of Common Shares to the Offeror under the Offer unless those Common Shares constitute "taxable Canadian property" within the meaning of the Tax Act and that gain is not otherwise exempt from tax under the Tax Act pursuant to an exemption contained in an applicable income tax treaty or convention.

     THE FOREGOING IS A BRIEF SUMMARY OF CANADIAN FEDERAL INCOME TAX CONSEQUENCES ONLY. SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF A SALE OF COMMON SHARES PURSUANT TO THE OFFER OR A COMPULSORY ACQUISITION OR A DISPOSITION OF COMMON SHARES PURSUANT TO ANY SUBSEQUENT ACQUISITION TRANSACTION.

     See "CERTAIN INCOME TAX CONSIDERATIONS -- CANADIAN FEDERAL INCOME TAX CONSIDERATIONS" in Section 16 of the Circular.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

     In general, the sale of Common Shares by U.S. Holders pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder who sells Common Shares pursuant to the Offer will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received (in U.S. dollar equivalents determined at the spot rate on the date of the consummation of the Offer) and such Shareholder's adjusted tax basis in the Common Shares sold pursuant to the Offer (as determined in U.S. dollars).

     The U.S. federal income tax summary set forth above is for general information only. U.S. Holders are urged to consult their tax advisors to determine the particular tax consequences to them of the Offer, including the applicability and effect of state, local, foreign and other tax laws.

     See "CERTAIN INCOME TAX CONSIDERATIONS -- UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS" in Section 16 of the Circular.

DEPOSITARY

     Computershare Trust Company of Canada is acting as Depositary under the Offer. The Depositary will receive deposits of Share Certificates and accompanying Letters of Transmittal at the office specified in the Letter of Transmittal. The Depositary will also receive Notices of Guaranteed Delivery at the office specified in the Notice of

Guaranteed Delivery. The Depositary will also be responsible for giving notices, if required, and for making payment for all Common Shares purchased by the Offeror under the Offer. The Depositary will also receive book-entry transfers of Common Shares. See "MANNER OF ACCEPTANCE" in Section 3 of the Offer.

DEALER MANAGERS AND SOLICITING DEALER GROUP

     Scotia Capital Inc. has been retained as the Canadian Dealer Manager for the Offer and to form the Soliciting Dealer Group comprising members of the Investment Dealers Association of Canada and members of the TSX. The Offeror has retained the services of Scotia Capital (USA) Inc. to act as U.S. Dealer Manager and to solicit institutional acceptances of the Offer in the United States. The Offeror will pay the Dealer Managers and the soliciting dealers certain fees, as described under "OTHER MATTERS RELATING TO THE OFFER -- DEALER MANAGERS AND SOLICITING DEALER GROUP" in Section 17 of the Circular.

INFORMATION AGENT

     MacKenzie Partners, Inc. has been retained as the Information Agent for the Offer.

     If you should need any additional information or copies of the offer documents, you may call Scotia Capital Inc. or Scotia Capital (USA) Inc., the Dealer Managers for the Offer, MacKenzie Partners, Inc., at 1-800-322-2885, or Computershare Trust Company of Canada, the Depositary for the Offer, at 1-800-564-6253. See the back cover of this Offer and Circular.

                                     OFFER

     The accompanying Circular, which is incorporated into and forms part of the Offer, contains important information that should be read carefully before making a decision with respect to the Offer.

                                                               February 28, 2003

TO THE SHAREHOLDERS OF EMCO LIMITED:

1.   THE OFFER

     The Offeror hereby offers to purchase, on and subject to the following terms and conditions, and the terms and conditions of the Letter of Transmittal, all of the outstanding Common Shares, including Common Shares which become outstanding on the conversion of outstanding Debentures or the exercise of Options, at a price of Cdn$16.60 net to the Shareholder in cash per Common Share, without interest thereon.

     The Offer is made only for Common Shares and is not made for Options or Debentures. Any holder of Options or Debentures who wishes to accept the Offer should exercise their Options or convert their Debentures in order to obtain Share Certificates and deposit them in accordance with the Offer. Any such exercise or conversion must be sufficiently in advance of the Expiry Time to assure that the holders of Options or Debentures will have Share Certificates available for deposit before the Expiry Time, or in sufficient time to comply with the procedures referred to under "MANNER OF ACCEPTANCE -- PROCEDURE FOR GUARANTEED DELIVERY" in Section 3 of the Offer.

     THE EMCO BOARD OF DIRECTORS, FOLLOWING CONSULTATION WITH ITS FINANCIAL AND LEGAL ADVISORS, HAS UNANIMOUSLY DETERMINED THAT THE OFFER IS IN THE BEST INTERESTS OF SHAREHOLDERS AND, ACCORDINGLY, THE BOARD UNANIMOUSLY RECOMMENDED THAT THE SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR COMMON SHARES TO THE OFFER.

     Emco has entered into a Support Agreement, dated as of February 19, 2003, with the Offeror and Blackfriars with respect to the Offer. See "ARRANGEMENTS, AGREEMENTS OR UNDERSTANDINGS -- SUPPORT AGREEMENT" in Section 11 of the Circular.

     Based upon representations made in the Support Agreement, the Offeror believes that as of the date hereof, there are approximately 17,497,099 Common Shares outstanding on a Fully-diluted Basis.

     Tendering Shareholders who are owners of record of Common Shares and who tender directly to the Depositary will not be required to pay brokerage fees or commissions or, except as otherwise provided in Instruction 8 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Common Shares by the Offeror pursuant to the Offer. Shareholders who hold their Common Shares through a broker or bank should consult such institution as to whether it will charge any service fees to tender Common Shares in the Offer. Blackfriars or the Offeror will pay all charges and expenses of the Dealer Managers, the Information Agent and the Depositary incurred in connection with the Offer. See
Section 1 of the Circular.

     TD Securities, the financial advisor to the Independent Committee of the Emco Board of Directors, has delivered a written opinion, dated February 19, 2003, to the effect that, as of the date of the opinion, based on the assumptions, limitations and qualifications set forth in the opinion, the consideration to be received by Shareholders is fair, from a financial point of view, to such Shareholders. The full text of TD Securities' written opinion is included in Schedule A to the Directors' Circular which is being mailed to Shareholders concurrently with this Offer. Shareholders are urged to read the text of such opinion carefully in its entirety.

     The Offer is conditioned upon, among other things, there being validly tendered in accordance with the terms of the Offer, and not withdrawn prior to the Expiry Time of the Offer, that number of Shares that represents at least a 66 2/3% of the outstanding Common Shares on a Fully-diluted Basis. The Offer also is subject to certain other conditions that are described in Section 4 of the Offer. Please read Section 4 of the Offer, which sets forth in full the conditions to the Offer, and Section 14 of the Circular, which sets forth additional information about the Competition Act, Investment Canada Act, the HSR Act, and other required regulatory approvals. The Offeror's obligation to purchase Common Shares under the Offer is not subject to any financing condition. Subject to the provisions of the Support Agreement, the Offeror may waive any or all of the conditions to its obligation to purchase Common Shares pursuant to the Offer. If by the Expiry Time of the Offer or any extension thereof, any of the conditions to the Offer have not been satisfied or waived, subject to the provisions of the Support Agreement, the Offeror may elect to (i) terminate the Offer and return all tendered Common Shares to tendering Shareholders, (ii) waive all of the unsatisfied conditions and purchase all Common Shares validly tendered by the Expiry Time and not properly withdrawn or
(iii) extend the Offer
and, subject to the right of Shareholders to withdraw Common Shares until the new Expiry Time of the Offer, retain the Common Shares that have been tendered until the Expiry Time of the Offer as extended.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Offeror will accept for payment and pay for all Common Shares validly tendered on or prior to the Expiry Time and not properly withdrawn as permitted under Section 7 of the Offer. The Offer is currently set to expire 8:00 p.m. (EST), on April 7, 2003, unless the Offeror, in accordance with the Support Agreement, extends the period during which the Offer is open.

     The rights reserved by the Offeror with respect to extending, delaying and terminating the Offer are in addition to the Offeror's rights pursuant to Sections 4 and 5 of the Offer. Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by a public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m. (EST), on the next Business Day after the previously scheduled Expiry Time, in accordance with the Canadian and U.S. securities laws. Subject to applicable law, and without limiting the manner in which the Offeror may choose to make any public announcement, the Offeror shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to Dow Jones News Service and Canada NewsWire.

     If the Offeror extends the Offer or if the Offeror is delayed in its acceptance for payment of or payment for Common Shares or it is unable to pay for Common Shares pursuant to the Offer for any reason, then without prejudice to the Offeror's rights under the Offer, the Depositary may retain tendered Common Shares on behalf of the Offeror, and such Common Shares may not be withdrawn except to the extent tendering Shareholders are entitled to withdrawal rights as described under Section 7 of the Offer. However, the ability of the Offeror to delay the payment for Common Shares that the Offeror has accepted for payment is limited by (i) Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of shareholders promptly after the termination or withdrawal of such bidder's offer, unless such bidder elects to offer a Subsequent Offering Period as described in Section 2 of the Offer, "TIME FOR ACCEPTANCE" and pays for the Common Shares tendered during the Subsequent Offering Period in accordance with Rule 14d-11 under the Exchange Act, and (ii) the terms of the Support Agreement, which provide that, subject to the terms and conditions of the Offer, Offeror will pay for Shares that are tendered pursuant to the Offer in accordance with the Offer and applicable securities laws.

     Emco has provided the Offeror with a list of registered Shareholders and a list of participants in book-based nominee registrants who hold Common Shares, together with their address and respective holdings of Common Shares, and will provide to the Offeror such additional information (including updated lists of shareholders, mailing labels and lists of securities positions) and such other assistance as the Offeror may reasonably request in order to communicate the Offer to Shareholders. This Offer and Circular, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Common Shares whose names appear on Emco's shareholder list and will be furnished, for subsequent transmittal to beneficial owners of Common Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

2.   TIME FOR ACCEPTANCE

     The Offer is open for acceptance until 8:00 p.m. (EST) on the Expiry Date, or until such later time and date or times and dates to which it may be extended, unless the Offer is withdrawn by the Offeror.

     The Offeror may provide a subsequent offering period following the expiration of the Offer (a "SUBSEQUENT OFFERING PERIOD") of an additional period of 10 days to 20 Business Days, beginning immediately after the Offeror purchases the Common Shares tendered in the Offer, during which Shareholders may tender their Common Shares and receive the Offer Price. The Offeror may determine to provide a Subsequent Offering Period in the event that the Common Shares tendered and not withdrawn pursuant to the Offer constitute less than 90% of the outstanding Common Shares (above which percentage the remaining publicly held Common Shares could be acquired in a Compulsory Acquisition; see Section 11 of the Offer and Section 15 of the Circular) as of the expiration of the Offer. During a Subsequent Offering Period, the Offeror promptly will purchase and pay the same price paid in the Offer for all Common Shares tendered. Notwithstanding the provisions of United States federal securities laws relating to subsequent offering periods, the Offeror will permit withdrawal of tendered Common Shares during any Subsequent Offering Period, if there is one, at any time prior to such Common Shares being purchased by the Offeror. In accordance with applicable securities laws, any Common Shares purchased during such Subsequent Offering Period must be promptly paid for.

3.   MANNER OF ACCEPTANCE

VALID TENDERS

     In order for a Shareholder to validly tender Common Shares to the Offer:

     (a) a Letter of Transmittal (printed on blue paper) (or a facsimile thereof), properly completed as required by the rules and instructions set out in the Letter of Transmittal and duly executed (or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal) and any other documents specified in the instructions set out in the Letter of Transmittal must be received by the Depositary, at any of the offices of the Depositary listed in the Letter of Transmittal, together with either:

        (i) the Share Certificate(s) in respect of which the Offer is being accepted, or

        (ii) confirmation (a "BOOK-ENTRY CONFIRMATION") of a book-entry transfer of such Common Shares into the Depositary's account at The Depository Trust Company (the "BOOK-ENTRY TRANSFER FACILITY") pursuant to the procedures set forth below, in each case so as to be received on or prior to the Expiry Time; or

     (b) the tendering Shareholder must comply with the guaranteed delivery procedures described below.

     The Offer will be deemed to be accepted only if the Depositary has actually received these documents before the Expiry Time. Except as otherwise provided in the instructions to the Letter of Transmittal, the signature on the Letter of Transmittal must be guaranteed by an Eligible Institution. If a Letter of Transmittal is executed by a person other than the registered holder of the Share Certificate(s) to which the Letter of Transmittal relates, the Share Certificate(s) must be endorsed or be accompanied by an appropriate share transfer power of attorney duly and properly completed by the registered holder, with the signature on the endorsement panel or share transfer power guaranteed by an Eligible Institution.

     The term "AGENT'S MESSAGE" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Common Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Offeror may enforce such agreement against such participant.

BOOK-ENTRY TRANSFER

     The Depositary will establish an account with respect to the Common Shares at the Book-Entry Transfer Facility for purposes of the Offer within two Business Days after the date of this Offer. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Common Shares by causing the Book-Entry Transfer Facility to transfer such Common Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Common Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, either the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary, at one of its addresses set forth on the back cover of this Offer, prior to the Expiry Time, or the tendering Shareholder must comply with the guaranteed delivery procedure described below.

     Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

SIGNATURE GUARANTEES

     No signature guarantee is required on the Letter of Transmittal if:

     (a) the Letter of Transmittal is signed by the registered holder of the Common Shares tendered therewith, unless such holder has completed either the box entitled "SPECIAL DELIVERY INSTRUCTIONS" or the box entitled "SPECIAL PAYMENT INSTRUCTIONS" on the Letter of Transmittal; or

     (b) the Common Shares are tendered for the account of a firm that is an Eligible Institution.

     In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

     If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in the name of, a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 3 and 4 of the Letter of Transmittal.

PROCEDURE FOR GUARANTEED DELIVERY

     If a Shareholder wishes to deposit Common Shares under the Offer and either the Share Certificate(s) are not immediately available or the Shareholder is not able to deliver the Share Certificate(s) and all other required documents to the Depositary before the Expiry Time, those Common Shares may nevertheless be deposited under the Offer, provided that all of the following conditions are met:

     (a)   such deposit is made by or through an Eligible Institution; and

     (b) a properly completed and duly executed Notice of Guaranteed Delivery (printed on green paper) in the form accompanying this Offer (or a manually signed facsimile thereof), together with a guarantee to deliver by an Eligible Institution in the form set out in the Notice of Guaranteed Delivery, is received by the Depositary before the Expiry Time at its office in Toronto, Ontario, Canada as set forth in the accompanying Notice of Guaranteed Delivery; and

     (c) the Share Certificate(s), in proper form for transfer, together with a Letter of Transmittal (or a facsimile, properly completed and signed) and all other documents required by the Letter of Transmittal, are received by the Depositary at its office in Toronto, Ontario, Canada set forth in the Letter of Transmittal before 5:00 p.m. (EST) on the third trading day on the TSX after the Expiry Date.

     THE NOTICE OF GUARANTEED DELIVERY MUST BE DELIVERED BY HAND OR COURIER OR TRANSMITTED BY FACSIMILE TRANSMISSION OR MAILED TO THE DEPOSITARY AT ITS OFFICE IN TORONTO, ONTARIO, CANADA AS SET FORTH IN THE NOTICE OF GUARANTEED DELIVERY AND MUST INCLUDE A GUARANTEE BY AN ELIGIBLE INSTITUTION IN THE FORM SET FORTH IN THE NOTICE OF GUARANTEED DELIVERY.

POWER OF ATTORNEY

     The execution of a Letter of Transmittal, or an Agent's Message in connection with a book-entry transfer of Common Shares irrevocably appoints the Offeror, and any other person designated by the Offeror in writing, as the true and lawful agents, attorneys and attorneys-in-fact of the Shareholder delivering the Letter of Transmittal, or on whose behalf an Agent's Message is sent, with respect to the Common Shares registered in the name of the holder on the securities registers maintained by Emco and deposited pursuant to the Offer and purchased by the Offeror (the "PURCHASED COMMON SHARES"), and with respect to any and all dividends, distributions, payments, securities, rights, warrants or other interests accrued, declared, issued, transferred, made or distributed on or in respect of the Purchased Common Shares on or after February 20, 2003 (the date of the announcement of the Offer), effective from and after the time that the Offeror takes up and pays for the Purchased Common Shares (the "EFFECTIVE TIME"), with full power of substitution (such powers of attorney, being coupled with an interest, being irrevocable), to:

     (a) register or record the transfer or cancellation of Purchased Common Shares on the appropriate registers;

     (b) vote, execute and deliver any instruments of proxy, authorizations or consents in form and on terms satisfactory to the Offeror in respect of any Purchased Common Shares, revoke any such instrument, authorization or consent given prior to or after the Effective Time, and/or designate in any such instruments of proxy any person(s) as the proxy or the proxy nominee(s) of the Shareholder in respect of such Purchased Common Shares for all purposes;

     (c) execute, endorse and negotiate any cheques or other instruments representing any distribution payable to the Shareholder in respect of the Purchased Common Shares; and

     (d)   exercise any other rights of a holder of Purchased Common Shares.

     A Shareholder who executes a Letter of Transmittal, or on whose behalf an Agent's Message is sent, also agrees, from and after the Effective Time:

     (a) not to vote any of the Purchased Common Shares at any meeting of holders of Common Shares;

     (b) not to exercise any other rights or privileges attached to any of the Purchased Common Shares; and

     (c) to deliver to the Offeror any and all instruments of proxy, authorizations or consents received in respect of the Purchased Common Shares.

     At the date on which the Offeror purchases the Purchased Common Shares, all prior proxies given by the holder of those Purchased Common Shares with respect to those shares shall be revoked and no subsequent proxies may be given by such holder with respect to those shares.

DEPOSITING SHAREHOLDERS' REPRESENTATIONS AND WARRANTIES

     The deposit of Common Shares pursuant to the procedures herein will constitute a binding agreement between the depositing Shareholder and the Offeror upon the terms and subject to the conditions of the Offer, including the depositing Shareholder's representations and warranties that: (i) such Shareholder has full power and authority to deposit, sell, assign and transfer the Common Shares being deposited; (ii) such Shareholder owns the Common Shares which are being deposited free and clear of all liens, restrictions, charges, encumbrances, claims, equities and rights of others; (iii) the deposit of such Common Shares complies with applicable securities laws; and (iv) when such Common Shares are taken up and paid for by the Offeror, the Offeror will acquire good title to such Common Shares free and clear of all liens, restrictions, charges, encumbrances, claims, equities, and rights of others. The acceptance of the Offer pursuant to the procedures set forth above shall constitute an agreement between the depositing Shareholder and the Offeror in accordance with the terms and conditions of the Offer.

     The Offeror reserves the right to permit the Offer to be accepted in a manner other than that set forth in this Section 3.

BACKUP WITHHOLDING

     Under the "backup withholding" provisions of U.S. federal income tax law, the Depositary may be required to withhold from the amount of any payments made pursuant to the Offer. In order to prevent backup withholding with respect to payments to certain Shareholders of the Offer Price for Common Shares purchased pursuant to the Offer, each Shareholder (other than a corporation) who is a U.S. resident (a "U.S. SHAREHOLDER") must provide the Depositary with such U.S. Shareholder's correct taxpayer identification number ("TIN") and certify that they are not subject to backup withholding by completing the Substitute Form W-9 in the Letter of Transmittal. If a U.S. Shareholder does not provide its correct TIN or fails to provide the certification described above, the Internal Revenue Service may impose a penalty on such U.S. Shareholder and payment of cash to such U.S. Shareholder pursuant to the Offer may be subject to backup withholding. Shareholders who are residents of Canada and certain other Shareholders (including, among others, all corporations and certain non-U.S. individuals and non-U.S. entities) are not subject to backup withholding. All U.S. Shareholders depositing Common Shares pursuant to the Offer should complete and sign the Substitute Form W-9 included in the Letter of Transmittal to provide the information necessary to avoid backup withholding. Non-U.S. Shareholders, including residents of Canada, should complete and sign the Form W-8BEN -- Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding included in the Letter of Transmittal in order to avoid backup withholding. See Instruction 11 of the Letter of Transmittal. Backup withholding is not an additional tax. The amount of any backup withholding will be refunded (or allowed as a credit against the U.S. federal income tax liability of the Shareholder) provided that the required information is furnished to the Internal Revenue Service.

GENERAL

     The Offer will be deemed to be accepted only if the Depositary actually has received the requisite documents at or before the Expiry Time. In all cases, payment for the Common Shares deposited and taken up by the Offeror pursuant to the Offer will be made only after timely receipt by the Depositary of Share Certificates or book-entry transfer of Common Shares into the appropriate account, a Letter of Transmittal (or a facsimile) properly completed and signed covering the Common Shares with the signatures guaranteed in accordance with the instructions and rules set out therein, or an Agent's Message in connection with a book-entry transfer of Common Shares, and any other required documents.

     THE METHOD OF DELIVERY OF THE SHARE CERTIFICATE(S), THE LETTER OF TRANSMITTAL, THE NOTICE OF GUARANTEED DELIVERY AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE PERSON DEPOSITING THOSE DOCUMENTS. THE OFFEROR RECOMMENDS THAT THOSE DOCUMENTS BE DELIVERED BY HAND TO THE DEPOSITARY AND THAT A RECEIPT BE OBTAINED OR, IF MAILED, THAT REGISTERED MAIL, PROPERLY INSURED, BE USED WITH AN ACKNOWLEDGEMENT OF RECEIPT REQUESTED.

     SHAREHOLDERS WHOSE COMMON SHARES ARE REGISTERED IN THE NAME OF A STOCKBROKER, INVESTMENT DEALER, BANK, TRUST COMPANY OR OTHER NOMINEE SHOULD CONTACT THAT PERSON FOR ASSISTANCE IN DEPOSITING THEIR COMMON SHARES.

     All questions as to the validity, form, eligibility (including timely receipt) and acceptance of Common Shares deposited pursuant to the Offer will be determined by the Offeror in its sole discretion. Depositing Shareholders agree that such determination shall be final and binding. The Offeror reserves the absolute right to reject any and all deposits which it determines not to be in proper form or which may be unlawful to accept under the laws of any jurisdiction. The Offeror reserves the absolute right to waive any defects or irregularities in the deposit of any Common Shares. There shall be no duty or obligation on Emco, the Offeror, Blackfriars, the Dealer Managers, the Information Agent, the Depositary or any other person to give notice of any defects or irregularities in any deposit and no liability shall be incurred by any of them for failure to give any such notice. The Offeror's interpretation of the terms and conditions of the Offer, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery will be final and binding.

     Shareholders will not be required to pay any fee or commission if they accept the Offer by transmitting their Share Certificates directly to the Depositary, or by using the facilities of the Soliciting Dealer Group. Shareholders should contact their investment dealer, stock broker, bank manager, investment professional or other nominee to determine if such person will require a fee to tender Common Shares to the Offer.

4.   CONDITIONS OF THE OFFER

     Subject to the provisions of the Support Agreement, the Offeror will have the right to withdraw the Offer and not take up, purchase or pay for, and will have the right to extend the period of time during which the Offer is open and postpone taking up and paying for, any Common Shares deposited under the Offer, unless all of the following conditions are satisfied or waived by the Offeror at or prior to the Expiry Time:

     (a) there shall have been deposited under the Offer and not withdrawn at least 66 2/3% of the Common Shares on a Fully-diluted Basis (the "DEPOSIT MINIMUM CONDITION");

     (b) the Offeror and Emco shall each have filed all notices and information required to be filed under Part IX of the Competition Act, except if such requirement shall have been waived pursuant to paragraph 113(c) of the Competition Act, and any information the Offeror elects to file with the Competition Commissioner in its sole discretion under the Competition Act, including, without limiting the foregoing, a competitive impact statement and (i) the Offeror shall have received an advance ruling certificate in accordance with section 102 of the Competition Act from the Competition Commissioner in connection with the transactions contemplated by the Support Agreement, or (ii) the Competition Commissioner shall have confirmed, in writing, that he has no intention to file an application under
           Part VIII of the Competition Act in connection with the transactions contemplated by the Support Agreement;

     (c) the Offeror shall have received evidence satisfactory to the Offeror that any requisite approvals to the completion of the transactions contemplated by the Support Agreement shall have been granted or deemed to have been granted under the Investment Canada Act on terms satisfactory to the Offeror in its commercially reasonable discretion;

     (d) all other authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by a Governmental Entity (including any stock exchange or other securities regulatory authority and including under the HSR Act) that are necessary to make the Offer or to effect any of the transactions contemplated hereby shall have been obtained, shall have been made or shall have occurred, each on terms satisfactory to the Offeror and Blackfriars, acting reasonably;

     (e) no court or other Governmental Entity having jurisdiction over Emco, the Offeror or Blackfriars, or any of their respective subsidiaries, shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Offer or any of the transactions contemplated by the Support Agreement (including taking up and paying for any Common Shares deposited under the Offer and completing any Compulsory Acquisition or Subsequent Acquisition Transaction) illegal;

     (f) Emco shall have performed each of its agreements contained in the Support Agreement required to be performed on or prior to the Expiry Time (including, for certainty, its obligations under Section 3.1 of the Support Agreement, which obligations relate to certain covenants concerning the conduct of Emco prior to the Effective Time) in all material respects, each of the representations and warranties of Emco contained in the Support Agreement shall be true and correct in all material respects on and as of the Expiry Time as if made on and as of such time (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date) and Blackfriars shall have received a certificate signed on behalf of Emco by its Chief Executive Officer and its Chief Financial Officer to such effect;

     (g) the Selling Shareholder shall have performed each of its agreements contained in the Lock-up Agreement required to be performed on or prior to the Expiry Time;

     (h) since the date of the Support Agreement, there shall have been no Material Adverse Change with respect to Emco;

     (i) the Offeror shall not have become aware of any material misstatement, untrue statement of a material fact, or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made and at the date it was made (after giving effect to all subsequent filings in relation to all maters covered in earlier filings) in any document filed by or on behalf of Emco with any securities regulatory authority;

     (j) the Emco Board of Directors shall not have withdrawn its recommendation that holders of Common Shares accept the Offer or changed such recommendation in a manner that has substantially the same effect; and

     (k) (A) no act, action, suit or proceeding shall have been taken before or by any domestic or foreign court or other Governmental Entity or by any elected or appointed public official or private person (including, without limitation, any individual, corporation, firm, group or other entity) in Canada or elsewhere, whether or not having the force of law, and (B) no law, regulation or policy shall have been proposed, enacted, promulgated or applied, in either case:

        (i) to cease trade, enjoin, prohibit or impose material limitations or conditions on the purchase by or the sale to the Offeror of the Common Shares or the right of the Offeror to own or exercise full rights of ownership of the Common Shares; or

        (ii) which, if the Offer were consummated, could, in the Offeror's judgment, acting reasonably, materially adversely affect the Offeror's ability to effect a Subsequent Acquisition Transaction or have a Material Adverse Change with respect to Emco.

     The foregoing conditions are for the exclusive benefit of the Offeror and the Offeror may, subject to applicable law, waive any of the foregoing conditions in whole or in part at any time and from time to time without prejudice to any other rights which the Offeror may have. The failure by the Offeror at any time to exercise any of the foregoing rights will not be deemed to be a waiver of any such right and each such right shall be deemed to be an ongoing right which may be asserted at any time and from time to time.

     Any waiver of a condition or the withdrawal of the Offer shall be effective upon written notice (or other communication confirmed in writing) being given by the Offeror to that effect to the Depositary at its principal office in Toronto, Ontario, Canada. The Offeror, forthwith after giving any such notice, will make a public announcement of such waiver or withdrawal and, to the extent required by applicable law, cause the Depositary as soon as is practicable thereafter to notify the Shareholders in the manner set forth under "NOTICE AND DELIVERY" in
Section 10 of the Offer. If the Offer is withdrawn, the Offeror shall not be obligated to take up, accept for payment or pay for any Common Shares deposited under the Offer, and the Depositary will promptly return all Share Certificates for deposited Common Shares and Letters of Transmittal, Notices of Guaranteed Delivery and related documents in its possession to the parties by whom they were deposited.

5.   EXTENSION, VARIATION OR CHANGE IN THE OFFER; SUBSEQUENT OFFERING PERIOD

EXTENSION, VARIATION OR CHANGE IN THE OFFER

     The Offer is open for acceptance until the Expiry Time, unless the Offer is withdrawn or the Offer Period is extended.

     Subject as hereinafter described, the Offeror may, in its sole discretion, at any time and from time to time, extend the Expiry Time or vary the Offer by giving written notice (or other communication confirmed in writing) of such extension or variation to the Depositary at its principal office in Toronto, Ontario, Canada. Upon the giving of such notice or other communication extending the Expiry Time, the Expiry Time shall be, and be deemed to be, so extended. The Offeror, as soon as practicable thereafter, will cause the Depositary to provide a copy of any notice of extension or variation, in the manner set forth under "NOTICE AND DELIVERY" in Section 10 of the Offer, to all registered holders of Common Shares whose Common Shares have not been taken up at the date of the extension or variation; provided that the Offeror will not, without the prior consent of Emco, amend the terms of the Offer other than to (i) increase the consideration per Common Share payable under the Offer, (ii) extend the expiry of the Offer, or (iii) waive any conditions of the Offer. The Offeror shall, as soon as practicable after giving notice of an extension or variation to the Depositary, make a public announcement of the extension or variation to the extent and in the manner required by applicable law. Any notice of extension or variation will be deemed to have been given and to be effective on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Toronto, Ontario, Canada.

     Notwithstanding the foregoing but subject to applicable law, the Offer may not be extended by the Offeror if all of the terms and conditions of the Offer (other than those waived by the Offeror) have been fulfilled or complied with, unless the Offeror first takes up (and, in the Province of Quebec, pays for) all Common Shares then deposited under the Offer and not withdrawn.

     Where the terms of the Offer are varied (except a variation consisting solely of the waiver of a condition), the Offer Period will not expire before ten days after the notice of variation has been given to Shareholders, unless otherwise permitted by applicable law and subject to abridgement or elimination of that period pursuant to such orders as may be granted by Canadian courts and/or securities regulatory authorities. Notwithstanding the foregoing, if the Offeror makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Offeror will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an Offer must remain open following material changes in the terms of the Offer, other than a change in price, percentage of securities sought or inclusion of or changes to a dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. In the SEC's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to shareholders and, if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of ten business days may be required to allow for adequate dissemination to shareholders. Accordingly, if prior to the Expiry Time the Offeror decreases the number of Common Shares being sought or increases or decreases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to Shareholders, the Offer will be extended at least until the expiration of such tenth business day. The Offeror may not decrease the consideration offered pursuant to the Offer without the prior consent of Emco.

     If, before the Expiry Time, or after the Expiry Time but before the expiry of all rights of withdrawal with respect to the Offer, a change occurs in the information contained in the Offer or the Circular, as amended from time to time, that would reasonably be expected to affect the decision of a Shareholder to accept or reject the Offer (other than a change that is not within the control of the Offeror or its affiliates), the Offeror will give written notice of such change to the Depositary at its principal office in Toronto, Ontario, Canada and will cause the Depositary to provide as soon as practicable thereafter a copy of such notice in the manner set forth under "NOTICE AND DELIVERY" in Section 10 of the Offer, to all Shareholders whose Common Shares have not been taken up under the Offer at the date of the occurrence of the change, if required by applicable law. As soon as possible after giving notice of a change in information to the Depositary, the Offeror will make a public announcement of the change in information. Any notice of change in information will be deemed to have been given and to be effective on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Toronto, Ontario, Canada.

     During any such extension, or in the event of any variation or change in information, all Common Shares previously deposited and not taken up or withdrawn will remain subject to the Offer and, subject to applicable law, may be accepted for purchase by the Offeror in accordance with the terms of the Offer, subject to the provisions set out under "RIGHT TO WITHDRAW DEPOSITED COMMON SHARES" in Section 7 of the Offer. An extension of the Expiry Time, a variation of the Offer or a change in information contained in the Offer or the Circular does not, unless otherwise expressly stated, constitute a waiver by the Offeror of any of its rights set out under "CONDITIONS OF THE OFFER" in Section 4 of the Offer.

     If the consideration being offered for the Common Shares under the Offer is increased, the increased consideration will be paid to all depositing Shareholders whose Common Shares are taken up under the Offer, whether or not such Common Shares were deposited before the increase. No Common Shares will be purchased by the Offeror or its affiliates during the currency of the Offer other than pursuant to the Offer.

SUBSEQUENT OFFERING PERIOD

     If the Offeror purchases the Common Shares tendered in the Offer, the Offeror will have the right, at its option, to extend the Offer to provide a "subsequent offering period" during which Shareholders may tender their Common Shares and promptly receive the Offer Price. Notwithstanding the provisions of United States federal securities laws relating to subsequent offering periods, there will be withdrawal rights during any subsequent offering period, if there is one. See Section 7 of the Offer. In addition, in the event the Offeror elects to provide a subsequent offering period, the subsequent offering period will be at least 10 days but no more than 20 Business Days. See Section 2 of the Offer.

6.   TAKE UP OF AND PAYMENT FOR DEPOSITED COMMON SHARES

     Upon the terms and subject to the conditions of the Offer, the Offeror will take up Common Shares duly and validly deposited pursuant to the Offer in accordance with the terms hereof promptly and in any event not later than three Business Days following the time at which it becomes entitled to take up Common Shares under applicable law. Any Common Shares taken up will be paid for promptly, and in any event not later than three Business Days following the time at which it becomes entitled to take up Common Shares under the Offer pursuant to applicable law. Any Common Shares deposited pursuant to the Offer in any subsequent offering period will be taken up and paid for promptly.

     For the purposes of the Offer, the Offeror will be deemed to have taken up and accepted for payment Common Shares validly deposited under the Offer and not withdrawn if, as and when the Offeror gives written notice to the Depositary, at its principal office in Toronto, Ontario, Canada to that effect and as required by applicable law.

     The Offeror reserves the right, in its sole discretion, to delay taking up or paying for any Common Shares or to terminate the Offer and not take up or pay for any Common Shares if any condition specified under "CONDITIONS OF THE OFFER" in Section 4 of the Offer is not satisfied or waived by the Offeror. Subject to compliance with Rule 14e-1(c) under the Exchange Act, the Offeror expressly reserves the right to delay payment for Common Shares in order to comply in whole or in part with any applicable law. See Section 4 of the Offer and Section 14 of the Circular. The Offeror will not, however, take up and pay for any Common Shares deposited under the Offer unless it simultaneously takes up and pays for all Common Shares then validly deposited under the Offer. If, for any reason whatsoever, acceptance for payment of any Common Shares tendered pursuant to the Offer is delayed, or the Offeror is unable to accept for payment Common Shares tendered pursuant to the Offer, then, without prejudice to the Offeror's rights under the Offer, the Depositary may, nevertheless, on behalf of the Offeror, retain the tendered Common Shares, except to the extent that the tendering Shareholders exercise withdrawal rights as described in Section 7 of the Offer.

     The Offeror will pay for Common Shares validly deposited under the Offer and not withdrawn by providing the Depositary with sufficient funds (by bank transfer or other means satisfactory to the Depositary). The Depositary will act as the agent of persons who have deposited Common Shares in acceptance of the Offer for the purposes of receiving payment from the Offeror and transmitting such payment to such persons. Receipt of payment by the Depositary will be deemed to constitute receipt of payment by persons depositing Common Shares. UNDER NO CIRCUMSTANCES WILL INTEREST ACCRUE OR BE PAID BY THE OFFEROR OR THE DEPOSITARY ON THE PURCHASE PRICE OF THE COMMON SHARES PURCHASED BY THE OFFEROR, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

     SETTLEMENT WITH EACH SHAREHOLDER WHO HAS VALIDLY DEPOSITED AND NOT WITHDRAWN COMMON SHARES UNDER THE OFFER WILL BE EFFECTED BY THE DEPOSITARY BY FORWARDING A CHEQUE, PAYABLE IN CANADIAN FUNDS, REPRESENTING THE CASH PAYMENT FOR SUCH SECURITIES TO WHICH SUCH SHAREHOLDER IS ENTITLED. Unless otherwise directed in the Letter of

Transmittal, any such cheque will be issued in the name of the registered holder of Common Shares so deposited. Unless the person who deposits Common Shares instructs the Depositary to hold such cheque for pick-up by checking the appropriate box in the Letter of Transmittal, such cheque will be forwarded by first class mail to such person at the address specified in the Letter of Transmittal. If no address is specified therein, such cheque will be forwarded to the address of the holder as shown on the share register maintained by Emco or Emco's transfer agent. Cheques mailed in accordance with this paragraph will be deemed to have been delivered upon the date of mailing.

     The Offeror reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Common Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Offeror of its obligations under the Offer and will in no way prejudice the rights of tendering Shareholders to receive payment for Common Shares validly tendered and accepted for payment pursuant to the Offer.

     Depositing Shareholders will not be obliged to pay brokerage fees or commissions if they accept the Offer by depositing their Common Shares directly with the Depositary or if they use the services of the Dealer Managers or the Soliciting Dealer Group to accept the Offer.

     If any deposited Common Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if Share Certificates are submitted for more Common Shares than are deposited, Share Certificates for unpurchased Common Shares will be returned to the depositing Shareholder as soon as is practicable following the termination of the Offer by either sending new Share Certificates for Common Shares not purchased or by returning the deposited Share Certificates (and other relevant documents). Share Certificates (and other relevant documents) will be forwarded by first-class mail in the name of and to the address specified by the Shareholder in the Letter of Transmittal or, if such name or address is not so specified, in such name and to such address as shown on the share register maintained by Emco or Emco's transfer agent, as soon as practicable after the termination of the Offer.

     Common Shares acquired pursuant to the Offer shall be transferred by the Shareholder and acquired by the Offeror free and clear of all liens, charges, encumbrances, claims, equities and rights of others and together with all rights and benefits arising therefrom.

7.   RIGHT TO WITHDRAW DEPOSITED COMMON SHARES

     Except as otherwise provided in this Section 7, all deposits of Common Shares pursuant to the Offer are irrevocable. Unless otherwise required or permitted by applicable law, any Common Shares deposited in acceptance of the Offer may be withdrawn at the place of deposit by or on behalf of the depositing
Shareholder:

     (a) at any time when the Common Shares have not been accepted and taken up by the Offeror;

     (b) if the Common Shares have not been paid for by the Offeror within three Business Days after having been taken up; or

     (c) at any time before the expiration of ten days from the date upon which either:

        (i) a notice of change relating to a change which has occurred in the information contained in the Offer or the Circular, as amended from time to time, that would reasonably be expected to affect the decision of a Shareholder to accept or reject the Offer (other than a change that is not within the control of the Offeror or an affiliate of the Offeror), in the event that such change occurs before the Expiry Time or after the Expiry Time but before the expiry of all rights of withdrawal in respect of the Offer; or

        (ii) a notice of variation concerning a variation in the terms of the Offer (other than a variation consisting solely of an increase in the consideration offered for the Common Shares where the Expiry Time is not extended for more than ten days), is mailed, delivered or otherwise properly communicated (subject to abridgement of that period pursuant to such order or orders as may be granted by applicable courts or securities regulatory authorities) and only if such deposited Common Shares have not been taken up by the Offeror at the date of the notice.

     Notwithstanding the provisions of United States federal securities laws relating to subsequent offering periods, Common Shares tendered during a subsequent offering period, if there is one, may also be withdrawn at any time prior to such Common Shares being purchased by the Offeror. In accordance with applicable securities laws, any Common Shares purchased during such subsequent offering period must be promptly paid for.

     Withdrawals of Common Shares deposited pursuant to the Offer must be effected by notice of withdrawal made by or on behalf of the depositing Shareholder and must be actually received by the Depositary at the place of deposit before such Common Shares are accepted for purchase and taken up. Notices of withdrawal: (i) must be made by a method, including facsimile transmission, that provides the Depositary with a written or printed copy; (ii) must be signed by or on behalf of the person who signed the Letter of Transmittal (or Notice of Guaranteed Delivery) accompanying the Common Shares which are to be withdrawn; (iii) must specify such person's name, the number of Common Shares to be withdrawn, the name of the registered holder and the certificate number shown on each certificate representing the Common Shares to be withdrawn; and (iv) must be actually received by the Depositary at the place of deposit of the applicable Common Shares (or Notice of Guaranteed Delivery in respect thereof). Any signature in a notice of withdrawal must be guaranteed by an Eligible Institution in the same manner as in a Letter of Transmittal (as described in the instructions and rules set out therein), except in the case of Common Shares deposited for the account of an Eligible Institution. The withdrawal will take effect upon actual physical receipt by the Depositary of the properly completed and signed written notice of withdrawal.

     All questions as to the validity (including timely receipt) and form of notices of withdrawal will be determined by the Offeror in its sole discretion, and such determination will be final and binding. There will be no obligation on Emco, the Offeror, Blackfriars, the Dealer Managers, the Information Agent, the Depositary or any other person to give any notice of any defects or irregularities in any withdrawal and no liability will be incurred by any of them for failure to give any such notice.

     If the Offer is extended or if the Offeror is delayed in taking up or paying for Common Shares or is unable to take up and pay for Common Shares, then, without prejudice to the Offeror's other rights, Common Shares deposited under the Offer may be retained by the Depositary on behalf of the Offeror except to the extent that depositing Shareholders exercise withdrawal rights as set forth in this Section 7 or pursuant to applicable law. However, the ability of the Offeror to delay the payment for Common Shares that the Offeror has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of shareholders promptly after the termination or withdrawal of such bidder's offer, unless such bidder elects to offer a subsequent offering period and pays for the shares tendered during the subsequent offering period in accordance with Rule 14d-11 under the Exchange Act.

     Any Common Shares withdrawn will be deemed to be not validly deposited for the purposes of the Offer, but may be redeposited subsequently at or prior to the Expiry Time by following the procedures described under "MANNER OF ACCEPTANCE" in Section 3 of the Offer.

     In addition to the foregoing rights of withdrawal, Shareholders in certain provinces of Canada are entitled to statutory rights of rescission in certain circumstances. See "OFFEREES' STATUTORY RIGHTS" in Section 18 of the Circular.

8.   MAIL SERVICE INTERRUPTION

     Notwithstanding the provisions of the Offer, the Circular, the Letter of Transmittal or the Notice of Guaranteed Delivery, cheques and any other relevant documents will not be mailed if the Offeror determines that delivery thereof by mail may be delayed as a result of a mail strike or lock-out. Persons entitled to cheques and any other relevant documents that are not mailed for the foregoing reason may take delivery thereof at the office of the Depositary to which the Common Shares were deposited until such time as the Offeror has determined that delivery by mail will no longer be delayed. Notwithstanding the provisions set out under "TAKE UP OF AND PAYMENT FOR DEPOSITED COMMON SHARES" in
Section 6 of the Offer, cheques and any other relevant documents not mailed for the foregoing reason will be conclusively deemed to have been delivered upon being made available for delivery to the depositing Shareholder at the appropriate office of the Depositary. Notice of any determination regarding mail service delay or interruption made by the Offeror will be given in accordance with the provisions set out under "NOTICE AND DELIVERY" in Section 10 of the Offer.

9.   DIVIDENDS AND DISTRIBUTIONS

     If, on or after the date of the Offer, Emco should divide, combine or otherwise change any of the Common Shares or its capitalization, or disclose that it has taken or intends to take any such action, the Offeror, in its sole discretion, may make such adjustments as it considers appropriate to the purchase price and the other terms of the Offer (including, without limitation, the type of securities offered to be purchased and the amounts payable therefor) to reflect that division, combination or other change.

     If, on or after February 20, 2003, Emco should declare, set aside, or pay any dividend or other distribution or declare, make or pay any other distribution or payment on, or declare, allot, reserve or issue, any securities, rights or other interests with respect to any Common Share that is payable or distributable to Shareholders on a record date that is prior to the date of transfer into the name of the Offeror or its nominee or transferee on the register of Shareholders maintained by Emco or its agent of such Common Share following acceptance thereof for purchase pursuant to the Offer, then (i) in the case of any such cash dividend, distribution or payment, the amount of the dividends, distributions or payments shall be received and held by the depositing Shareholder for the account of the Offeror until the Offeror pays for such Common Shares, and to the extent that such dividends, distributions or payments do not exceed the Offer Price, the Offer Price will be reduced by the amount of any such dividends, distributions or payments, and (ii) in the case of any such cash dividend, distribution or payment that exceeds the Offer Price, or in the case of any non-cash dividend, distribution, payment, right or interest, the whole of any such dividend, distribution, payment, right or other interest, will be received and held by the depositing Shareholder for the account of the Offeror and shall be required to be promptly remitted and transferred by the depositing Shareholder to the Depositary for the account of the Offeror, accompanied by appropriate documentation of transfer. Pending such remittance, the Offeror will be entitled to all rights and privileges as the owner of any such dividend, distribution, payment, right or other interest and may withhold the Offer Price or deduct from the Offer Price the amount or value thereof, as determined by the Offeror in its sole discretion. In addition, the Offeror and Blackfriars may terminate the Support Agreement should the events described in this paragraph occur. See "ARRANGEMENTS, AGREEMENTS OR UNDERSTANDINGS -- SUPPORT AGREEMENT" in Section 11 of the Circular and Section 5 of the Offer, "EXTENSION, VARIATION OR CHANGE IN THE OFFER; SUBSEQUENT OFFERING PERIOD".

10. NOTICE AND DELIVERY

     Without limiting any other lawful means of giving notice, any notice that the Offeror or the Depositary may give or cause to be given under the Offer will be deemed to have been properly given if it is mailed by first class mail, postage prepaid to the registered holders of Common Shares at their respective addresses appearing in the securities registers maintained by Emco or its agent and, unless otherwise specified by applicable law, will be deemed to have been received on the first Business Day following mailing. These provisions apply notwithstanding any accidental omission to give notice to any one or more Shareholders and notwithstanding any interruption of mail services in Canada or the United States following mailing.

     If mail service is interrupted following mailing, the Offeror intends to make reasonable efforts to disseminate the notice by other means, such as publication. Subject to applicable law, if post offices in Canada are not open for the deposit of mail, for instance as a result of a mail strike or lock-out, any notice which the Offeror or the Depositary may give or cause to be given under the Offer will be deemed to have been properly given and to have been received by Shareholders if it is published once in the National Edition of The Globe and Mail or The National Post or is given to Canada NewsWire by press release and is given to the Dow Jones News Service by press release.

     The Offer will be mailed to registered holders of Common Shares by first class mail, postage prepaid or made in such other manner as is permitted by applicable regulatory authorities and will be furnished by the Offeror to brokers, investment advisors, banks and similar persons whose names, or the names of whose nominees, appear in the register maintained by the Depositary on behalf of Emco in respect of the Common Shares or, if security position listings are available, who are listed as participants in a clearing agency's security position listings, for subsequent transmittal to the beneficial owners of Common Shares where such listings are received.

     WHEREVER THE OFFER CALLS FOR DOCUMENTS TO BE DELIVERED TO THE DEPOSITARY, THOSE DOCUMENTS WILL NOT BE CONSIDERED DELIVERED UNLESS AND UNTIL THEY HAVE BEEN PHYSICALLY RECEIVED AT THE ADDRESS LISTED FOR THE DEPOSITARY IN THE LETTER OF TRANSMITTAL OR NOTICE OF GUARANTEED DELIVERY, AS APPLICABLE. WHEREVER THE OFFER CALLS FOR DOCUMENTS TO BE DELIVERED TO A PARTICULAR OFFICE OF THE DEPOSITARY, THOSE DOCUMENTS WILL NOT BE CONSIDERED DELIVERED UNLESS AND UNTIL THEY HAVE BEEN PHYSICALLY RECEIVED AT THE PARTICULAR OFFICE AT THE ADDRESS LISTED IN THE LETTER OF TRANSMITTAL OR NOTICE OF GUARANTEED DELIVERY, AS APPLICABLE.

11. ACQUISITION OF COMMON SHARES NOT DEPOSITED UNDER THE OFFER

     If, within 120 days after the date of the Offer, the Offer has been accepted by the holders of not less than 90% of the Common Shares (other than Common Shares held on the date hereof by or on behalf of the Offeror or any affiliate or associate of the Offeror), the Offeror now intends, and in the Support Agreement has agreed to use its reasonable best efforts, to avail itself to the extent possible, of the compulsory acquisition provisions of section 188 of the OBCA so as to acquire the remaining Common Shares from those Shareholders who have not accepted the Offer.

     If less than 90% of the Common Shares are acquired by the Offeror pursuant to the Offer (other than Common Shares held on the date hereof by or on behalf of the Offeror or any affiliate or associate of the Offeror), or the compulsory acquisition provisions of the OBCA are otherwise unavailable, the Offeror now intends to implement other means of acquiring all of the Common Shares in accordance with Canadian law, including by way of a capital reorganization, an arrangement, amalgamation, merger, share consolidation, or other transaction that constitutes a Subsequent Acquisition Transaction. If the Deposit Minimum Condition is satisfied, the Offeror will own sufficient Common Shares to effect unilaterally a Subsequent Acquisition Transaction. See "ACQUISITION OF COMMON SHARES NOT DEPOSITED UNDER THE OFFER" in Section 15 of the Circular.

12. MARKET PURCHASES

     None of the Offeror or its affiliates will bid for or make purchases of Common Shares during the currency of the Offer other than Common Shares tendered to the Offer.

     Although the Offeror has no present intention to sell Common Shares taken up under the Offer, it reserves the right to make or to enter into an arrangement, commitment or understanding at or prior to the Expiry Time to sell any of such Common Shares after the Expiry Time.

13. OTHER TERMS OF THE OFFER

     The Offer and the accompanying Circular constitute (i) the take-over bid circular required under Canadian provincial securities legislation with respect to the Offer and (ii) the Offer to Purchase to be incorporated by reference into the Tender Offer Statement on Schedule TO to be filed by the Offeror and Blackfriars with the SEC.

     The Offer and all contracts resulting from the acceptance hereof shall be governed by, and construed in accordance with, the laws of the Province of Ontario and the laws of Canada applicable therein. Each party to a contract resulting from an acceptance of the Offer unconditionally and irrevocably attorns to the jurisdiction of the courts of the Province of Ontario.

     In any jurisdiction in which the Offer is required to be made by a licensed broker or dealer, this Offer shall be made on behalf of the Offeror by brokers or dealers licensed under the laws of such jurisdiction.

     The provisions of the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery accompanying the Offer, including the instructions contained therein, as applicable, form part of the terms and conditions of the Offer. The Offeror, in its sole discretion, will be entitled to make a final and binding determination of all questions relating to the interpretation of the Offer (including the satisfaction of the conditions of the Offer), the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, the validity of any acceptance of the Offer, the validity of any elections and the validity of any withdrawals of Common Shares.

     The Offeror reserves the right to transfer to one or more affiliated companies the right to purchase all or any portion of the Common Shares deposited pursuant to the Offer but any such transfer will not relieve the Offeror of its obligations under the Offer and in no way will prejudice the rights of persons depositing Common Shares to receive payment for Common Shares validly deposited and accepted for payment pursuant to the Offer.

14. MISCELLANEOUS

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Common Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Offeror may, in its discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Common Shares in such jurisdiction.

     NO PERSON (INCLUDING THE DEALER MANAGERS, ANY MEMBER OF THE SOLICITING DEALER GROUP, THE INFORMATION AGENT, OR THE DEPOSITARY) HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE OFFEROR OR BLACKFRIARS NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     The Offeror and Blackfriars have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, Emco has filed with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendation of the Emco Board of Directors with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC (but not the regional offices of the SEC) in the manner set forth under Section 3 of the Circular.

Dated: February 28, 2003.

                                         2022841 ONTARIO INC.

                                         (signed) Christopher Pappo
                                         Director

                                    CIRCULAR

     This Circular is furnished in connection with the accompanying Offer dated February 28, 2003 by the Offeror to purchase all the issued and outstanding Common Shares, including Common Shares that become outstanding on the exercise or conversion of the outstanding Options and Debentures. Shareholders should refer to the Offer for details of its terms and conditions, including details as to payment and withdrawal rights.

     The information concerning Emco contained in the Offer and this Circular has been provided to the Offeror by Emco or has been taken from or is based upon publicly available documents and records of Emco on file with Canadian securities regulatory authorities and other public sources at the time of the Offer, unless otherwise indicated, and has not been independently verified by the Offeror. Although the Offeror has no knowledge that would indicate that any of the statements contained herein and taken from or based on such information are untrue or incomplete, it does not assume any responsibility for the accuracy or completeness of such information, or for any failure by Emco to disclose publicly events or acts that may have occurred or that may affect the significance or accuracy of any such information and that are unknown to the Offeror. Unless otherwise indicated, information concerning Emco is given as at February 25, 2003.

1.   THE OFFEROR

     The Offeror was incorporated on February 19, 2003 under the OBCA. The Offeror is an indirect wholly-owned subsidiary of Blackfriars. The Offeror has not carried on any business prior to the date hereof other than in connection with the Support Agreement and the Lock-up Agreement, and was incorporated to make, and to purchase Common Shares tendered to, the Offer. The Offeror's head office and principal place of business is located at 199 Bay Street, Toronto, Ontario, M5L 1B9. The telephone number for the Offeror is 416-814-7995.

2.   BLACKFRIARS CORP.

     Blackfriars is a closely held corporation incorporated under the laws of Delaware. Blackfriars' corporate headquarters and principal place of business are located at 555 Skokie Blvd, Suite 555, Northbrook, Illinois 60062. The telephone number for Blackfriars is 1-818-597-3749. Blackfriars is a holding company and conducts no operations of its own, other than as a holding company. Blackfriars holds investments in various businesses, including principally a whole-sale electrical distribution business.

     Other than 10,700 Common Shares held by a director and officer of Blackfriars, as of the date hereof, the Offeror and Blackfriars do not beneficially own, directly or indirectly, any of the outstanding Common Shares or any securities convertible or exchangeable for Common Shares. However, the Offeror and Blackfriars have entered into the Lock-up Agreement with the Selling Shareholder. See "ARRANGEMENTS, AGREEMENTS OR UNDERSTANDINGS -- LOCK-UP AGREEMENT" in Section 11 of the Circular.

     The name, citizenship, principal business address, business phone number, principal occupation or employment and five-year employment history for each of the directors and executive officers of the Offeror and Blackfriars and of the controlling persons of Blackfriars, and certain other information is set forth on Schedule I hereto.

     None of the persons listed in Schedule I has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanours). None of the persons listed in Schedule I has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal, provincial or state securities laws, or a finding of any violation of federal, provincial or state securities laws.

     Except as described in this Circular or in the accompanying Offer, none of the Offeror, Blackfriars, or, to the best knowledge of the Offeror and Blackfriars, any of the persons listed in Schedule I or any associate or majority-owned subsidiary of the Offeror, Blackfriars or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Common Shares. Furthermore, none of the Offeror, Blackfriars or, to the best knowledge of the Offeror and Blackfriars, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Common Shares during the past 60 days.

     Except as provided in the Support Agreement and the Lock-up Agreement, none of the Offeror, Blackfriars or, to the best knowledge of the Offeror and Blackfriars, any of the persons listed in Schedule I, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Emco, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such
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

securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies.

     Except as set forth above, none of Blackfriars, the Offeror or, to the best knowledge of the Offeror and Blackfriars, any of the persons listed in Schedule I, has had any business relationship or transaction with Emco or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer.

     Except as set forth in this Circular or in the accompanying Offer, there have been no material contacts, negotiations or transactions between the Offeror and Blackfriars or, to the best knowledge of the Offeror, Blackfriars, or any of the persons listed in Schedule I, on the one hand, and Emco or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

3.   EMCO LIMITED

     Emco Limited is the corporation continuing from the amalgamation of Emco Limited and BPCO Inc. on January 1, 1993, under the laws of Ontario. The original predecessor of Emco Limited, the Empire Manufacturing Company Limited, was incorporated under the laws of Ontario by Letters Patent dated May 28, 1906. Emco is one of Canada's leading distributors and manufacturers of building products for the residential, commercial and industrial construction markets. Emco, together with its subsidiaries, operates two distinct segments:
Distribution and Manufacturing. Within the Distribution segment, Emco is a leading Canadian wholesale distributor of plumbing, waterworks and industrial products such as pipes, valves and fittings. The Manufacturing segment consists of Emco Building Products Ltd. ("BUILDING PRODUCTS") and Metcraft Inc. ("METCRAFT"). Building Products is a major manufacturer and distributor of building and home improvement products across Canada and in the northern United States. Metcraft is a manufacturer of stainless steel products for the institutional and food services industries.

     Emco is a "reporting issuer" or equivalent in all provinces and territories of Canada and files its continuous disclosure documents and other documents with the Canadian securities regulatory authorities. Such documents are available through the website maintained by the Canadian Depositary for Securities Limited at "www.sedar.com".

     The Common Shares are also registered under the Exchange Act. Accordingly, Emco is subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports and other information with the SEC relating to its business, financial condition and other matters. Such reports and other information can be inspected and copied at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-732-0330. Emco's SEC filings since November 2002 are also available to the public on the SEC's Internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

     As of the date hereof, and based on representations made in the Support Agreement, there are approximately 17,497,099 Common Shares outstanding on a Fully-diluted Basis. The Common Shares are listed and posted for trading on the TSX under the symbol "EML" and are listed on Nasdaq under the symbol "EMLTF". The authorized share capital of Emco consists of an unlimited number of common shares and an unlimited number of preference shares.

     Emco's head office and principal place of business is located at 620 Richmond Street, London, Ontario N6A 5J9. The telephone number for Emco is (519) 645-3900.

     Pursuant to the securities laws of various provinces of Canada, the directors of Emco must send the Directors' Circular to all Shareholders to whom the Offer is made. The Directors' Circular has been sent to Shareholders together with the Offer and this Circular. The Directors' Circular must disclose, together with other information, any material changes in the affairs of Emco subsequent to the date of the most recently published financial statements of Emco. See the Directors' Circular which accompanies the Offer and this Circular.

4.   BACKGROUND TO THE OFFER

     In July 2002, the Emco Board of Directors initiated a review to consider strategic alternatives in order to maximize shareholder value. In August 2002, the Independent Committee of the Emco Board of Directors established a process for the review of strategic alternatives and retained TD Securities as its financial advisor, and McCarthy Tetrault LLP as its legal advisor.

     On September 25, 2002, an affiliate of Blackfriars and Emco entered into a confidentiality agreement containing customary confidentiality and standstill provisions. After entering into the confidentiality agreement, the affiliate of Blackfriars and its advisors were given access to certain non-public information relating to Emco for the purposes of considering an offer to acquire all of the Common Shares.

     The affiliate of Blackfriars provided an initial non-binding expression of interest to Emco on November 15, 2002. The affiliate and certain others who had also provided initial non-binding expressions of interest, were selected to proceed with detailed due diligence reviews. During the period from mid-December 2002 to the beginning of February 2003, representatives and advisors of the affiliate of Blackfriars were provided access to further detailed financial information, material legal agreements and other information of Emco, Emco's facilities, and members of Emco's senior management team.

     On February 7, 2003, the affiliate of Blackfriars submitted a proposal to TD Securities for the purchase of all of the Common Shares, subject to the negotiation of a support agreement and other customary terms and conditions. Between February 14, 2003, and February 20, 2003 the management and advisors of the affiliate of Blackfriars and Emco negotiated and settled the terms of the Support Agreement, which included an Offer price of Cdn$16.60 per Common Share, the conditions of the Offer, and the circumstances which would give rise to the payment of a termination fee. The Lock-up Agreement with Masco Corporation was also negotiated and settled.

     The Independent Committee of the Emco Board of Directors, and the Emco Board of Directors, held meetings on February 19, 2002 to consider the Support Agreement.

     Following consultation with its financial and legal advisors, the Emco Board of Directors unanimously determined that the Offer was in the best interests of the Shareholders.

     On February 20, 2003, Masco Corporation agreed to execute the Lock-up Agreement and Emco issued a press a release announcing the entering into of the Support Agreement and the Lock-up Agreement and the Offeror issued a press release indicating its intention to make the Offer and that the Lockup Agreement had been signed.

5.   PURPOSE OF THE OFFER

     The purpose of the Offer is to enable the Offeror to acquire control of Emco and ultimately to own all of the Common Shares, including Common Shares which may become outstanding upon the exercise of Options or the conversion of Debentures. If the Offer is successful, the Offeror now intends, subject to applicable law, to consummate a Compulsory Acquisition or Subsequent Acquisition Transaction. In the Support Agreement, the Offeror has committed to use its reasonable best efforts to consummate a Compulsory Acquisition if the Deposit Minimum Condition is satisfied and the Offer is completed. The exact timing and details of a Compulsory Acquisition or Subsequent Acquisition Transaction will necessarily depend upon a variety of factors, including the number of Common Shares acquired pursuant to the Offer. See also "ACQUISITION OF COMMON SHARES NOT DEPOSITED UNDER THE OFFER" in Section 15 of this Circular. Subject to completion of the Compulsory Acquisition or the Subsequent Acquisition Transaction that is expected to follow the successful completion of the Offer, the Offeror intends to redeem the Debentures in accordance with their terms.

     Although the Offeror now intends to propose a Compulsory Acquisition or a Subsequent Acquisition Transaction generally on the same terms as the Offer, it is possible that, as a result of delays in the Offeror's ability to effect such a transaction, information hereafter obtained by the Offeror, changes in general economic, industry, regulatory or market conditions or in the business of Emco, or other currently unforeseen circumstances, such a transaction may not be so proposed, may be delayed or abandoned or may be proposed on different terms.

     If the Offeror is unable to complete a Compulsory Acquisition or a Subsequent Acquisition Transaction, or proposes a Subsequent Acquisition Transaction but cannot obtain any required approvals promptly, the Offeror will evaluate its other alternatives. Such alternatives could include, to the extent permitted by applicable law, purchasing additional Common Shares in the open market, in privately negotiated transactions, in another take-over bid or exchange offer, or otherwise. Subject to applicable law, any additional purchases of Common Shares could be at a price greater than, equal to, or less than the price to be paid for Common Shares under the Offer and could be for cash, securities and/or other consideration. Alternatively, the Offeror may take no action to acquire additional Common

Shares, or may even sell or otherwise dispose of any or all Common Shares acquired pursuant to the Offer, on terms and at prices then determined by the Offeror, which may vary from the price paid for Common Shares under the Offer.

6.   PLANS FOR EMCO

     If the Offer is successful and the Offeror acquires more than 50% but less than 66 2/3% of the Common Shares, the Offeror will be entitled, pursuant to the Support Agreement, to designate such number of directors of the Emco Board of Directors and any committees thereof, as is proportionate to the percentage of Common Shares owned by the Offer. In addition, if the Offeror takes up and pays for in excess of 66 2/3% of the Common Shares in the Offer, the Offeror will be entitled, pursuant to the Support Agreement, to designate all of the directors of the Emco Board of Directors and any committees thereof.

     If the Offer is successful, the Offeror intends to conduct a detailed review of Emco and its assets, liabilities, corporate structure, capitalization, operations, properties, and policies with a view to integrating the business carried on by Emco with those carried on by affiliates of the Offeror. Except as described in the Offer or in this Circular, the Offeror has no current plans or proposals which would relate to or result in any material changes in the affairs of Emco, including any proposal to liquidate Emco, to sell, lease or exchange all or a substantial part of its assets, to engage in any extraordinary corporate transaction involving Emco or any of its subsidiaries, or to make any material change in Emco's capitalization or dividend policy, to amalgamate it with any other business organization or to make any material change in its business or corporate structure, other than potentially to liquidate Emco into, or amalgamate Emco with, the Offeror or one or more subsidiaries or affiliates of the Offeror.

     If permitted by applicable law, subject to completion of the Offer, the Offeror intends that if all of the issued and outstanding Common Shares are acquired as a result of the Offer, a Compulsory Acquisition, or a Subsequent Acquisition Transaction, if any, the Common Shares would be delisted from the TSX and Nasdaq and, subject to applicable securities laws in provinces where Emco is a reporting issuer and United States securities laws, Emco would cease to be a reporting issuer in such provinces and under the Exchange Act.

     It is expected that the Offeror would redeem the Debentures in accordance with their terms immediately prior to the completion of a Compulsory Acquisition or Subsequent Acquisition Transaction.

7.   CERTAIN EFFECTS OF THE OFFER

MARKET FOR COMMON SHARES

     The purchase of Common Shares in the Offer will reduce the number of holders of Common Shares and the number of Common Shares that might otherwise trade publicly and is likely to adversely affect the liquidity and market value of the remaining Common Shares held by the public.

STOCK QUOTATION

     Depending upon the number of Common Shares purchased pursuant to the Offer, the Common Shares may no longer meet the standards for continued listing on the TSX or Nasdaq. According to its published guidelines, the TSX and Nasdaq would give consideration to delisting Common Shares if, among other things, the Common Shares did not substantially meet its standards for continued listing.

     The TSX may suspend the trading of, or delist the Common Shares, if (i) the market value of Emco's issued securities falls below Cdn$3 million over any period of 30 consecutive trading days, (ii) the market value of Emco's freely tradable, publicly held securities falls below Cdn$2 million over any period of 30 consecutive days, (iii) the number of freely tradable, publicly held Emco securities falls below 500,000 or (iv) the number of public security holders, each holding board lot or more, falls below 150.

     Under the first standard for continued listing, Nasdaq would give consideration to delisting the Common Shares if (i) the number of publicly held Common Shares falls below 750,000, (ii) the number of holders of round lots of Common Shares falls below 400, (iii) Emco's market value of publicly held Common Shares falls below US$5 million, (iv) the minimum bid price per Common Share falls below US$1, (v) Emco's shareholders' equity falls below US$10 million, and
(vi) there fails to be at least two market makers in the Common Shares. Under the second standard, Nasdaq would give consideration to delisting the Common Shares if (i) the number of publicly held Common Shares falls below 1,100,000,
(ii) the number of holders of round lots of Common Shares falls below 400, (iii) Emco's market value of publicly held Common Shares falls below US$15 million,
(iv) the minimum bid price per Common Share falls below US$3 and (v) either (a) Emco's market capitalization falls below US$50 million or (b) Emco's total assets and
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

total revenue fall below US$50 million for each of the two most recently completed fiscal years or two of the last three most recently completed fiscal years, and (vi) there fails to be at least four market makers in the Common Shares. Common Shares held by directors or officers of Emco, or their immediate families, or by any beneficial owner of more than ten percent or more of the Common Shares ordinarily will not be considered as being publicly held for this purpose.

     If the TSX and/or Nasdaq were to delist the Common Shares, it is possible that the Common Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price quotations would be reported by such exchanges or other sources. However, the extent of the public market for the Common Shares and the availability of such quotations would depend upon such factors as the number of shareholders and/or the aggregate market value of the Common Shares remaining at such time, the interest in maintaining a market in the Common Shares on the part of securities firms, the possible application by Emco to cease to be a reporting issuer in Canada and possible termination of registration under the Exchange Act and other factors.

MARGIN REGULATIONS

     The Common Shares are currently "margin securities" under the Regulations of the Board of Governors of the United States Federal Reserve System (the "FEDERAL RESERVE BOARD"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Common Shares. Depending upon factors similar to those described above regarding the market for the Common Shares and stock quotations, it is possible that, following the Offer, the Common Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

EXCHANGE ACT REGISTRATION

     The Common Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of Emco to the SEC if the Common Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Common Shares under the Exchange Act would substantially reduce the information required to be furnished by Emco to its shareholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Emco, such as the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of Emco and persons holding "restricted securities" of Emco to dispose of such securities pursuant to Rule 144 promulgated under the United States Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Common Shares under the Exchange Act were terminated, the Common Shares would no longer be "margin securities" or be eligible for trading on Nasdaq.

8.   SOURCE OF FUNDS

     The Offeror estimates that if it acquires all of the Common Shares (on a Fully-diluted Basis) pursuant to the Offer, the total amount of cash required for the purchase of such Common Shares and to pay related fees and expenses (collectively, the "OFFER COSTS") will be approximately Cdn$290 million. Blackfriars will provide all funding required by the Offeror in connection with the Offer. Blackfriars will finance such commitment from cash and short term investments on hand.

     The Offer is not conditioned on any financing arrangements or financing contingencies. The Offeror and Blackfriars believe that the financial condition of Blackfriars and its affiliates is not material to a decision by a holder of Common Shares whether to tender such shares in the Offer because (i) cash is the only consideration that will be paid to the holders of Common Shares in connection with the Offer, (ii) the Offeror is offering to purchase all of the outstanding Common Shares in the Offer, (iii) the Offer is not subject to any financing arrangements or financing contingencies, and (iv) Blackfriars has sufficient cash on hand and short term investments as indicated in the letter dated February 19, 2003 from Blackfriars to Emco's Board of Directors which has been filed as an exhibit to the Offeror's Tender Offer Statement on Schedule TO, to provide the Offeror, with the amount of cash consideration payable to holders of Common Shares in the Offer.

9.   OWNERSHIP OF AND TRADING IN SECURITIES OF EMCO

     Other than 10,700 Common Shares held by a director and officer of Blackfriars, none of the Offeror, Blackfriars or, to the knowledge of the Offeror or Blackfriars, any of the persons set forth on Schedule I, or, to the knowledge the Offeror or Blackfriars, or any directors or senior officers of the Offeror or Blackfriars, after reasonable enquiry, (i) any of their respective associates, or (ii) any person or company acting jointly or in concert with the Offeror or Blackfriars, or (iii) any person or company holding more than 10% of any class of equity securities of the Offeror or Blackfriars, beneficially owns, directly or indirectly, or controls or exercises direction over, or has the right to acquire, any securities of Emco.

     During the six month period preceding the date of the Offer, no securities of Emco have been traded by the Offeror, Blackfriars, or, to the knowledge of the Offeror or Blackfriars, any of the persons set forth on Schedule I, or, to the knowledge the Offeror or Blackfriars, or any directors or senior officers of the Offeror or Blackfriars, after reasonable enquiry, (i) by any of their respective associates, (ii) by any person or company acting jointly or in concert with the Offeror or Blackfriars, or (iii) by any person or company who beneficially owns, directly or indirectly, more than 10% of any class of equity securities of the Offeror or Blackfriars.

10. COMMITMENTS TO ACQUIRE SECURITIES OF EMCO

     Other than pursuant to the Offer, there are no commitments to acquire equity securities of Emco by the Offeror, Blackfriars, or, to the knowledge of the Offeror or Blackfriars or any of the persons set forth on Schedule I, or, to the knowledge the Offeror or Blackfriars, or any directors or senior officers of the Offeror or Blackfriars, after reasonable enquiry, (i) by any of the persons set forth on Schedule I, or (ii) by any of their respective associates, or (iii) by any person or company acting jointly or in concert with the Offeror, or (iv) by any person or company who beneficially owns, directly or indirectly, more than 10% of any class of the Offeror's equity securities.

11. ARRANGEMENTS, AGREEMENTS OR UNDERSTANDINGS

SUPPORT AGREEMENT

     On February 20, 2003, Emco, Blackfriars and the Offeror entered into the Support Agreement whereby Blackfriars agreed to cause the Offeror to make, and Emco agreed to support, the Offer. Blackfriars has guaranteed the obligations of the Offeror under the Support Agreement. The material terms and provisions of the Support Agreement are summarized below. This summary is qualified in its entirety by the terms of the Support Agreement, which has been filed as an exhibit to the Schedule TO filed by the Offeror and Blackfriars with the SEC and is incorporated herein by reference.

     The Offeror agreed to make the Offer on the terms and subject to the conditions set forth in the Support Agreement and to mail the Offer as soon as reasonably practicable but in any event by 11:59 p.m. (EST) on March 14, 2003, subject to extension in certain circumstances specified in the Support Agreement, including by reason of there being an injunction or other order of a court or regulatory authority prohibiting the mailing of the Offer.

     Emco represented to the Offeror and Blackfriars that the Emco Board of Directors, following consultation with its financial and legal advisors, unanimously determined that the Offer was in the best interests of the Shareholders to enter into the Support Agreement and for the Offer to be made, and unanimously approved recommending that the Shareholders accept the Offer. Emco also represented to the Offeror and Blackfriars that, after reasonable inquiry, the Emco Board of Directors has been advised and believes that each of the directors of Emco intends to tender to the Offer all Common Shares of which he or she is the beneficial owner.

     Emco also agreed to prepare and approve in final form for distribution with this Circular and the Directors' Circular, each containing the unanimous recommendation of the Emco Board of Directors that the Shareholders accept the Offer and a copy of the opinion from TD Securities, the financial advisor to the Independent Committee of the Emco Board of Directors.

     Emco agreed and represented that the Emco Board of Directors unanimously determined to use their reasonable efforts to enable the Offeror to elect or appoint all of the directors of Emco as soon as possible after the Offeror takes up and pays for in excess of 66 2/3% of the Common Shares (on a Fully-diluted Basis) pursuant to the Offer. If the Offeror takes up and pays for at least a majority of the outstanding Common Shares (on a Fully-diluted Basis) but less than 66 2/3% (on a Fully-diluted Basis), Emco acknowledged that the Offeror will be entitled to designate such number of members of the Emco Board of Directors, and any committees thereof, as is proportionate to the percentage of the Common Shares owned by the Offeror, and Emco will co-operate with the Offeror, subject to applicable law, to enable the Offeror's designees to be elected or appointed to the Emco Board of Directors and to constitute a majority of the Emco Board of Directors.

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

     Emco agreed that during the period from the date of the Support Agreement to the earlier of the time ("SUPPORT AGREEMENT EFFECTIVE TIME") of the appointment or election to the Emco Board of Directors of persons designated by the Offeror who represent a majority of the directors of Emco, and the termination of the Support Agreement, except as expressly contemplated or permitted by the Support Agreement, it and its subsidiaries, in all material respects, would carry on their businesses in the ordinary course as currently conducted and, to the extent consistent therewith, use reasonable commercial efforts to preserve intact their current business organizations, keep available the services of their current employees, and preserve their current relationships with customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses will be unimpaired at the Support Agreement Effective Time. Emco specifically agreed that, without the prior written consent of Blackfriars, neither it nor any of its subsidiaries would do certain things, including the following (i) split, combine or reclassify any of their shares or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for their shares or purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any of their shares or any of their other securities or any rights, warrants or options to acquire any such shares or other securities, in each case, other than intercompany transactions involving Emco and its subsidiaries and other than purchases of Common Shares pursuant to Emco's Employee Stock Purchase Plan; (ii) issue or sell any securities other than pursuant to the exercise of Options or conversion of the Debentures; (iii) amend their constating documents; (iv) alter the corporate structure or ownership of Emco or its subsidiaries; or (v) directly or indirectly reorganize, merge, amalgamate or consolidate Emco or any of its subsidiaries with any person.

     Emco made certain representations and warranties to Blackfriars with respect to, among other matters: (i) its organization and qualification; (ii) corporate authority and execution of the Support Agreement; (iii) its capitalization; (iv) pension and termination benefits; (v) the preparation and correctness of its financial statements and compliance with generally accepted accounting principles; (vi) absence of certain changes in its business since its last financial year-end; (vii) tax matters; (viii) litigation; (ix) severance and employment agreements; (x) insurance and (xi) compliance with applicable laws.

     Emco agreed that, without the prior written consent of the Offeror and Blackfriars, it will not, nor will it permit any of its subsidiaries to, nor will it authorize or permit any officer, director or employee of or any financial advisor, attorney or other advisor or representative or agent of, Emco or any of its subsidiaries to, (i) solicit, initiate or encourage inquiries or the submission of any Take-over Proposal, (ii) enter into any agreement with respect to or approve or recommend any Take-over Proposal, or (iii) participate in any negotiations regarding, or furnish to any person any information with respect to Emco or any of its subsidiaries in connection with the making of any proposal that constitutes, or may reasonably be expected to lead to, any Take-over Proposal; provided that if the Emco Board of Directors reasonably determines (after consultation with its financial advisors) that an unsolicited bona fide written Take-over Proposal constitutes a Superior Proposal, then, to the extent required by the fiduciary obligations of the Emco Board of Directors, as determined in good faith by a majority of the directors after receiving a written opinion or the advice of its outside counsel that is reflected in the minutes of the meeting of the Emco Board of Directors, to such effect, Emco may, in response to an unsolicited request therefor, (i) furnish information with respect to Emco and its subsidiaries to any person pursuant to a customary confidentiality agreement and, (ii) negotiate with the third party and enter into an agreement with respect to a Superior Proposal.

     "TAKE-OVER PROPOSAL" means any proposal or offer from any other person, or other business organization whatsoever (including any of Emco's officers or directors) relating to any recapitalization, merger, amalgamation, acquisition, arrangement or other business combination involving Emco or any of its subsidiaries or any proposal or offer from any such person to acquire in any manner, directly or indirectly, an equity interest in, any voting securities of, or a substantial portion of the assets of Emco or any of its subsidiaries, other than the transactions contemplated by the Support Agreement. "SUPERIOR PROPOSAL" means a Take-over Proposal on terms which a majority of the Emco Board of Directors determines in its reasonable good faith judgment to be more favourable to the Shareholders than the Offer (after consultation with Emco's financial, legal and other advisors) and for which financing, to the extent required, is then committed or which, in the reasonable good faith judgment of a majority of the Emco Board of Directors (after consultation with Emco's financial, legal and other advisors), is reasonably capable of being obtained by such third party.

     Emco agreed that it will provide notice orally and in writing to Blackfriars of (i) any Take-over Proposal or any inquiry with respect to or which could lead to any Take-over Proposal received by any officer or director of Emco or, to the knowledge of Emco, any financial advisor, attorney or other advisor or representative or agent of Emco; (ii) the material terms of such Take-over Proposal (including a copy of any written proposal); and (iii) the identity of the person making any such Take-over Proposal or inquiry no later than 24 hours following receipt of such Take-over Proposal or inquiry. If Emco intends to furnish any person with any information with respect to any Take-over Proposal, it will advise Blackfriars orally and in writing of such intention and will provide Blackfriars with a copy of all such information not less than one business day in advance of providing any such information to such person and will keep Blackfriars fully informed of the status and details of any such Take-over Proposal or inquiry.

     Emco agreed that it will not enter into any agreement (a "PROPOSED AGREEMENT"), except a confidentiality agreement, with any third party providing for or to facilitate any Take-over Proposal that the Emco Board of Directors considers to be a Superior Proposal unless it has provided the Offeror and Blackfriars with a copy of the Proposed Agreement, together with a written notice from the Emco Board of Directors regarding the value in financial terms that the Board, in consultation with financial advisors, has determined should be ascribed to any non-cash consideration, not less than three business days (the "MATCH PERIOD") prior to the execution by Emco of the Proposed Agreement.

     Emco agreed that during the Match Period, the Offeror will have the right, but not the obligation, to offer to amend the terms of the Support Agreement in order to provide for financial terms at least equivalent to those in the Proposed Agreement. The Emco Board of Directors will review any offer by the Offeror and Blackfriars to amend the terms of the Support Agreement in order to determine, in good faith and in accordance with its fiduciary duties, whether the Offeror's amended offer would be at least as favourable to Shareholders as the Take-over Proposal set out in the Proposed Agreement. If the Emco Board of Directors so determines, Emco will enter into an amended agreement with the Offeror and Blackfriars reflecting the Offeror's amended offer. If the Emco Board of Directors continues to believe, acting in good faith and properly discharging its fiduciary duties and, after consultation with its financial legal and advisors, that the Take-over Proposal remains a Superior Proposal and therefore rejects the amended offer, Emco may enter into the Proposed Agreement after Emco pays the Cdn$6 million termination fee (described below) to Blackfriars.

     Emco agreed that, except with the prior written consent of Blackfriars, it will immediately terminate any existing discussions or negotiations with any parties (other than the Offeror and Blackfriars) with respect to any potential Take-over Proposal. Emco agreed not to terminate, amend or waive any provision of any confidentiality or standstill agreement to which Emco or any of its subsidiaries is a party (other than any involving Blackfriars or a Superior Proposal). Emco agreed that it will immediately demand the return or destruction of all confidential information provided to any third party in connection with any potential Take-over Proposal and will use all reasonable efforts to ensure that such information is returned.

     The Support Agreement may be terminated by notice in writing in the following circumstances: (a) by mutual written consent of Blackfriars and Emco;
(b) by either Blackfriars or Emco if the other party (in the case of Blackfriars, including the Offeror) will have failed to comply with any of its covenants or agreements contained in the Support Agreement required to be complied with prior to the date of such termination, which failure to comply has not been cured within five business days following receipt by such other party of written notice of such failure to comply; (c) by either Blackfriars or Emco if there has been a breach by the other party (in the case of Blackfriars, including any breach by the Offeror) of any representation or warranty which has the effect of making such representation or warranty not true and correct in all material respects and which breach has not been cured within five business days following the breaching party becoming aware of such breach or the receipt by the breaching party of written notice of the breach from the other party; (d) by Emco if the Circular has not been mailed as set out above; provided, however, that the right to terminate is not available if Emco has failed to fulfill any of its obligations in the Support Agreement, or has been a cause of the failure of the Circular to have been mailed; (e) by either Emco or Blackfriars if the Offeror has not become legally obligated to accept and take-up any Common Shares pursuant to the Offer by May 15, 2003; (f) by either Blackfriars or Emco if any court or other Governmental Entity having jurisdiction will have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by the Support Agreement and such order, decree, ruling or other action will have become final and nonappealable; (g) by Blackfriars if any condition of making the Offer has not been satisfied or waived prior to the date the Circular is to be mailed or if any condition of the Offer has not been satisfied or waived prior to the expiry of the Offer; (h) by Blackfriars if the Emco Board of Directors (A) qualifies, modifies or withdraws its recommendation in favour of the Offer, (B) recommends to the Shareholders any Take-over Proposal other than the Offer, or (C) resolves to do either of the above; (i) by Emco if it proposes to enter into a merger, acquisition or other agreement to effect a Superior Proposal; but only if the Offeror and Blackfriars have not exercised their right to match the Superior Proposal;

or (j) by Blackfriars if any person or group of persons acting jointly or in concert acquires 50% or more of the outstanding Common Shares.

     Emco has agreed to pay Blackfriars a termination fee of Cdn$6 million in the event that Emco proposes to terminate the Support Agreement on the basis of the grounds described in (i) in the above paragraph or in the event that Blackfriars proposes to terminate the Support Agreement on the basis of the grounds described in (h) or (j) in the above paragraph. The termination fee will be paid concurrently with the termination if the termination is by Emco, or no later than the second business day following the termination if the termination is by Blackfriars.

     Emco agreed (i) that the Emco Board of Directors would pass a resolution accelerating the vesting of all Options, (ii) that Emco would promptly notify the holders of Options of such resolution, and (iii) that Emco would permit holders of Options to transfer their Options to Emco in exchange for a cash payment of the in-the-money value of the Option, conditional upon the Offeror taking up and paying for Common Shares under the Offer.

     Subject to existing contractual and legal restrictions, Emco agreed to provide the counsel, accountants, financial advisors and other representatives of Blackfriars with reasonable access to, and permit them to make such inspections as they may reasonably require of the properties, books, contracts, commitments and records of Emco and its subsidiaries and to, (i) furnish promptly to Blackfriars a copy of each report, schedule, registration statement and other document filed by Emco or its subsidiaries pursuant to the requirements of federal, provincial or other securities laws, (ii) furnish promptly to Blackfriars all other information concerning their businesses, properties and personnel as Blackfriars may reasonably request, and (iii) promptly make available to Blackfriars all personnel of Emco and its subsidiaries knowledgeable about matters relevant to such inspections.

     If the Offeror takes up and pays for not less than 66 2/3% of the Common Shares, Emco will, in connection with any Subsequent Acquisition Transaction, assist the Offeror in acquiring the remaining Common Shares, provided that the consideration offered in connection with the Subsequent Acquisition Transaction is at least equivalent in value to the consideration under the Offer. If, within 120 days of the date of the Offer, the Offer has been accepted by holders of not less than 90% of the Common Shares, the Offeror will use its reasonable best efforts, to the extent permitted by applicable law, to acquire the remainder of the Common Shares through a statutory right of acquisition available under the OBCA.

     Under the Support Agreement, Blackfriars agreed to cause Emco or any successor to Emco to indemnify all past and present officers and directors of Emco or its subsidiaries to the same extent they are indemnified as of February 19, 2002 pursuant to the constating documents of Emco and its subsidiaries and any existing indemnification agreements for acts or omissions occurring prior to the Support Agreement Effective Time. Emco intends to purchase run-off insurance, for such term as may be considered reasonable by it (but which in any event will not exceed six years from the Support Agreement Effective Time), for its past and present directors and officers in respect of all matters relating to the period when they were directors and/or officers. In the absence of run-off insurance, Blackfriars will cause Emco or any successor to Emco to provide, for an aggregate period of not less than six years from the Support Agreement Effective Time, Emco's current and former directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the Support Agreement Effective Time that is substantially similar to Emco's existing policy if such a policy is available at a reasonable cost.

LOCK-UP AGREEMENT

     On February 20, 2003, the Offeror, Blackfriars and the Selling Shareholder entered into the Lock-up Agreement. The Selling Shareholder has represented to Blackfriars that it owns and controls 6,621,334 Common Shares, being approximately 42% of all Common Shares.

     The material terms and provisions of the Lock-up Agreement are summarized below. This summary is qualified in its entirety by the terms of the Lock-up Agreement, which has been filed as an exhibit to the Schedule TO filed by the Offeror and Blackfriars with the SEC and is incorporated herein by reference.

     Under the terms of the Lock-up Agreement, the Selling Shareholder agreed to deposit or cause to be deposited all of the Locked-up Shares by not later than the fifth business day following the mailing of the Offer. The Selling Shareholder also agreed not to withdraw the Locked-up Shares from the Offer unless the Lock-up Agreement is terminated in accordance with its terms prior to the Offeror taking-up and paying for the Locked-up Shares.

     The Selling Shareholder has agreed that it will cooperate with the Offeror in order to assist the Offeror to successfully complete the acquisition of all of the Common Shares by:

     (a) exercising the voting rights attached to its Common Shares to oppose any proposed action (i) which might reasonably be regarded as being directed towards, or preventing or delaying the successful completion of the Offer, or (ii) which could materially change the business, assets, operations, capital, affairs, financial conditions, licences, permits, rights or privileges of the Emco and its subsidiaries; and

     (b) not taking any action of any kind which may reduce the likelihood of success of or delay the completion of the Offer and, promptly upon request, assisting the Offeror by providing any information reasonably required for the Offeror to secure regulatory approvals in respect of the completion of the Offer.

     The Lock-up Agreement may be terminated by notice in writing:

     (a) by the Selling Shareholder, without prejudice to any other rights, if the Offer is not mailed by March 14, 2003 or the Offeror has not taken up and paid for the Locked-up Shares pursuant to the Offer by May 15, 2003; and

     (b) by the Offeror, without prejudice to any other rights, if there is a material breach of the Lock-up Agreement by the Selling Shareholder.

     If, during the term of the Lock-up Agreement a Superior Proposal is made, the Offeror and Blackfriars have agreed to (i) notify the Selling Shareholder in writing prior to the expiry of the Superior Proposal that it will waive any unsatisfied conditions in its transaction and irrevocably commit to purchase the Locked-up Shares on the terms of the Offer, or (ii) release the Selling Shareholder from the Lock-up Agreement and return the Locked-up Shares to the Selling Shareholder so as to permit the Selling Shareholder to tender those Locked-up Shares into the Superior Proposal 48 hours prior to its expiry.

12. MATERIAL CHANGES AND OTHER INFORMATION CONCERNING EMCO

     The Offeror has no information that indicates any material change in the affairs of Emco since the date of the last published financial statements of Emco other than as has been publicly disclosed by Emco or as otherwise described herein. The Offeror has no knowledge of any material fact concerning securities of Emco that has not been generally disclosed by Emco or any other matter that has not previously been generally disclosed but which would reasonably be expected to affect the decision of Shareholders to accept or reject the Offer except as described herein.

13. INFORMATION ABOUT COMMON SHARES

PRICE RANGE AND TRADING VOLUMES

     The Common Shares are listed and posted for trading on the TSX and Nasdaq. Based upon representations made in the Support Agreement, the Offeror believes that as the date hereof there are approximately 17,497,099 Common

Shares outstanding on a Fully-diluted Basis. The following tables sets forth the high and low sales price and volume of sales of the Common Shares traded on the TSX and Nasdaq for the periods indicated:

                                                TSX                             NASDAQ
                                 ---------------------------------   -----------------------------
                                   HIGH         LOW       VOLUME       HIGH       LOW      VOLUME
                                 ---------   ---------   ---------   --------   --------   -------
2003 -- MONTHLY
February 3 to February 26......  Cdn$16.90   Cdn$13.25   1,652,300   US$11.08   US$ 8.88   283,800
January........................  Cdn$14.23   Cdn$12.16     219,570   US$ 9.23   US$ 8.00    51,400
2002 -- MONTHLY
December.......................  Cdn$12.79   Cdn$11.60     129,960   US$ 8.09   US$ 6.01    50,900
November.......................  Cdn$12.00   Cdn$10.65     146,910   US$ 7.50   US$ 6.85     3,300
October........................  Cdn$12.10   Cdn$10.26     316,750   US$ 7.80   US$ 6.50    20,500
September......................  Cdn$12.00   Cdn$10.05     346,470   US$ 7.50   US$ 6.46    13,000
August.........................  Cdn$12.00   Cdn$10.60     119,690   US$ 7.64   US$ 6.77    26,400
July...........................  Cdn$12.70   Cdn$ 8.81     356,710   US$ 8.39   US$ 5.89   102,400
June...........................  Cdn$12.77   Cdn$11.25     181,690   US$ 8.40   US$ 7.05    72,300
May............................  Cdn$12.42   Cdn$10.45     720,080   US$ 8.09   US$ 6.60   236,600
April..........................  Cdn$12.09   Cdn$ 8.40     281,680   US$ 7.65   US$ 5.23   169,300
March..........................  Cdn$ 9.55   Cdn$ 8.05     503,160   US$ 6.03   US$ 5.18   131,900
February.......................  Cdn$ 9.55   Cdn$ 6.70     384,550   US$ 5.95   US$ 4.17   109,000
January........................  Cdn$ 7.00   Cdn$ 6.30     392,390   US$ 4.41   US$ 3.91    45,200
2002 -- QUARTERLY
October -- December............  Cdn$12.79   Cdn$10.26     593,620   US$ 8.09   US$ 6.01    74,700
July -- September..............  Cdn$12.70   Cdn$ 8.81     822,870   US$ 8.39   US$ 5.89   141,800
April -- June..................  Cdn$12.77   Cdn$ 8.40   1,183,450   US$ 8.40   US$ 5.23   478,200
January -- March...............  Cdn$ 9.55   Cdn$ 6.30   1,280,100   US$ 6.03   US$ 3.91   286,100
2001 -- QUARTERLY
October -- December............  Cdn$ 6.60   Cdn$ 3.85    382,030    US$ 4.32   US$ 2.42   139,200
July -- September..............  Cdn$ 7.25   Cdn$ 3.71    415,310    US$ 5.60   US$ 2.25   384,300
April -- June..................  Cdn$ 7.50   Cdn$ 3.35    856,500    US$ 4.76   US$ 2.19   107,500
January -- March...............  Cdn$ 5.40   Cdn$ 3.55    331,890    US$ 3.56   US$ 2.37    83,500

     The Support Agreement was announced on February 20, 2003. The closing price of the Common Shares on the TSX and Nasdaq on February 19, 2003, the last full trading day immediately prior to this announcement, was Cdn$14.75 and US$9.71, respectively. The Offer represents a premium of approximately 12.5% to the closing price of the Common Shares on the TSX on February 19, 2003, and approximately 58% over the closing price of Common Shares on the TSX on July 23, 2002, the trading day immediately prior to the announcement by Emco of its process to attempt to maximize value for Shareholders.

     The purchase of Common Shares by the Offeror pursuant to the Offer will reduce the number of Common Shares which might otherwise trade publicly, as well as the number of Shareholders, and, depending on the number of Shareholders depositing and the number of Common Shares purchased under the Offer, is likely to adversely affect the liquidity and market value of the remaining Common Shares held by the public. After the purchase of Common Shares under the Offer, it is the Offeror's intention to take steps toward the elimination of any public reporting requirements of Emco under applicable securities legislation in any jurisdiction if it has an insignificant number of security holders in such jurisdiction.

     The rules and regulations of the TSX and Nasdaq establish certain criteria which, if not met, could lead to the delisting of the Common Shares from the TSX and Nasdaq. Among such criteria are the number of Shareholders, the number of Common Shares publicly held and the aggregate market value of the Common Shares publicly held. See Section 7 of this Circular. Depending on the number of Common Shares purchased pursuant to the Offer, it is possible that the Common Shares would fail to meet the criteria for continued listing on the TSX and Nasdaq. See
Section 7 of this Circular. If this were to happen, the Common Shares could be delisted and this delisting could, in turn, adversely affect the market or result in a lack of an established market for the Common Shares. It is the intention of the Offeror to apply to delist the Common Shares from the TSX and Nasdaq as soon as is practicable after completion of the Offer, if all of the issued and outstanding Common Shares are deposited, or after a Compulsory Acquisition or a Subsequent Acquisition Transaction, if any. See "CERTAIN EFFECTS OF THE OFFER" in Section 7 of this Circular.

PREVIOUS DISTRIBUTIONS OF COMMON SHARES

     Based upon information provided to the Offeror by Emco, the Offeror believes that Emco has not issued any Common Shares in the last five years, other than any distribution of Common Shares pursuant to the Stock Option Plan and the Employee Stock Purchase Plan of Emco.

DIVIDEND POLICY

     Based upon information provided to the Offeror by Emco, the Offeror believes that Emco has not paid dividends on the Common Shares in the last 5 years.

14. REGULATORY MATTERS

     Other than in connection with or in compliance with the provisions of the Investment Canada Act, the Competition Act and HSR Act, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of the Offeror or Blackfriars for the consummation of the transactions contemplated by the Support Agreement, except for such authorizations, consents, approvals and filings as to which the failure to obtain or make would not, individually or in the aggregate, prevent or materially delay consummation of the transactions contemplated by that agreement. In the event that either Blackfriars or the Offeror becomes aware of other requirements, each will take reasonable commercial efforts to obtain such approval prior to the Expiry Time, as such time may be extended.

INVESTMENT CANADA ACT

     Under the Investment Canada Act, certain transactions involving the acquisition of control of a Canadian business by a non-Canadian are subject to review and cannot be implemented unless the Minister responsible for the Investment Canada Act (the "MINISTER") is satisfied that the transaction is likely to be of net benefit to Canada.

     If a transaction is subject to the review requirement (a "REVIEWABLE TRANSACTION"), an application for review must be filed with the Investment Review Division of Industry Canada prior to the implementation of the Reviewable Transaction. The Minister is then required to determine whether the Reviewable Transaction is likely to be of net benefit to Canada taking into account, among other things, certain factors specified in the Investment Canada Act and any written undertakings that may have been given by the applicant. The Investment Canada Act contemplates an initial review period of 45 days after filing; however, if the Minister has not completed the review by that date, the Minister may unilaterally extend the review period by up to 30 days (or such longer period as may be agreed to by the applicant) to permit completion of the review. The prescribed factors of assessment to be considered by the Minister include, among other things, the effect of the investment on the level and nature of economic activity in Canada (including the effect on employment, resource processing, utilization of Canadian products and services and exports), the degree and significance of participation by Canadians in the acquired business, the effect of the investment on productivity, industrial efficiency, technological development, product innovation and product variety in Canada, the effect of the investment on competition within any industry in Canada, the compatibility of the investment with national industrial, economic and cultural policies (taking into consideration corresponding provincial policies) and the contribution of the investment to Canada's ability to compete in world markets. If the Minister determines that he is not satisfied that a Reviewable Transaction is likely to be of net benefit to Canada, the Reviewable Transaction may not be implemented.

     As the acquisition of control of Emco contemplated by the Offer is a Reviewable Transaction, the Offeror will need to file an application for review under the Investment Canada Act.

COMPETITION ACT

     The Competition Act requires a pre-merger notification to the Competition Commissioner for transactions that exceed certain financial thresholds and, in the case of share acquisitions, that exceed an additional voting interest threshold. If a transaction is subject to pre-merger notification, a pre-merger filing must be submitted to the Competition Commissioner and a waiting period must expire or be waived by the Competition Commissioner before the proposed transaction may be completed. Either a short form notification (with a 14 day waiting period) or a long form notification (with a 42 day waiting period) may be filed, but, if a short form is filed, the Competition

Commissioner may, within 14 days, require a long form, in which case the proposed transaction generally may not be completed until 42 days after a long form filing is made. The Competition Commissioner's review of a transaction subject to a pre-merger notification may take longer than the statutory waiting period, in which case the parties may be asked to delay completion of the transaction until the review is completed and the Competition Commissioner has determined his position.

     Whether or not a pre-merger filing is required, the Competition Commissioner may apply to the Competition Tribunal, a specialized tribunal empowered to deal with certain matters under the Competition Act, with respect to a "merger" (as defined in the Competition Act) and, if the Competition Tribunal finds that the merger is likely to prevent or lessen competition substantially, it may order that the merger not proceed or, in the event that the merger has been completed, order its dissolution or the disposition of some of the assets or shares involved. The Competition Tribunal also may issue an interim order under the Competition Act prohibiting the completion of the merger for a period of up to 30 days where (a) the Competition Commissioner has certified that an inquiry is being made under paragraph 10(1)(b) of the Competition Act in connection with the merger and that in his opinion more time is required to complete the inquiry, and (b) the Competition Tribunal finds that, in the absence of an interim order, a party to the merger or any other person is likely to take an action that would substantially impair the ability of the Competition Tribunal to remedy the effect of the merger on competition under section 92 of the Competition Act because that action would be difficult to reverse. The duration of such interim orders may be extended for an additional period of up to 30 days where the Competition Tribunal finds that the Competition Commissioner is unable to complete his inquiry because of circumstances beyond his control. If the Competition Commissioner challenges the merger under section 92 of the Competition Act, he may also apply to the Competition Tribunal for an injunctive order.

     The Competition Commissioner may upon request issue an advance ruling certificate ("ARC"), where he is satisfied that he would not have sufficient grounds on which to apply to the Competition Tribunal under the merger provisions of the Competition Act. If the Competition Commissioner issues an ARC in respect of a proposed transaction, that transaction is exempt from the pre-merger notification provisions. Alternatively, the Competition Commissioner may issue a "no action" letter following a notification or an application for an ARC, indicating that he is of the view that grounds do not then exist to initiate proceedings before the Competition Tribunal under the merger provisions of the Competition Act with respect to the proposed transaction, while preserving during the three years following completion of the proposed transaction his ability to so initiate proceedings should circumstances change.

     The purchase of Common Shares pursuant to the Offer requires pre-merger notification to the Competition Commissioner and the Offeror's acquisition of control of Emco would be a "merger" for the purposes of the merger provisions of the Competition Act. The Offeror will request an ARC in respect of the Offer and the Offeror and Emco will make a short-form pre-merger notification filing in respect of the Offer.

LITIGATION AND PERMITS

     The Offeror is not aware of any pending legal proceeding relating to the Offer. Except as described in this Section 14, based on its examination of publicly available information filed by Emco with the SEC and other publicly available information concerning Emco, the Offeror is not aware of any governmental license or regulatory permit that appears to be material to Emco's business that might be adversely affected by the Offeror's acquisition of Common Shares as contemplated herein or of any approval or other action by any governmental, regulatory or administrative authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Common Shares by the Offeror or Blackfriars as contemplated herein. Should any such approval or other action be required, the Offeror currently contemplates that such approval or other action will be sought. While the Offeror does not currently intend to delay acceptance for payment of Common Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to Emco's business, or certain parts of Emco's business might not have to be disposed of, any of which could cause the Offeror to elect to terminate the Offer without the purchase of Common Shares under the Offer.

UNITED STATES ANTITRUST COMPLIANCE.

     Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "ANTITRUST DIVISION") and the FTC and certain waiting period requirements have been satisfied. The purchase of Common Shares pursuant to the Offer is subject to such requirements.

     Pursuant to the requirements of the HSR Act, the Offeror intends to file a Notification and Report Form with respect to the Offer with the Antitrust Division and the FTC as soon as practicable. The waiting period applicable to the purchase of Shares pursuant to the Offer will expire at 11:59 p.m., Eastern time, on the fifteenth calendar day from the day after such filing is made by the Offeror. However, prior to such time, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material relevant to the Offer from the Offeror. If such a request is made, the waiting period will be extended until 11:59 p.m., Eastern time, on the tenth day after substantial compliance by the Offeror with such request. Thereafter, such waiting period can be extended only by court order.

     The Antitrust Division and the FTC scrutinize the legality under the antitrust laws of transactions such as the acquisition of Common Shares by the Offeror pursuant to the Offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws of the United States as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Common Shares pursuant to the Offer or seeking divestiture of the Common Shares so acquired or divestiture of substantial assets of Blackfriars or Emco. Private parties (including individual States) may also bring legal actions under the antitrust laws of the United States. The Offeror does not believe that the consummation of the Offer will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See Section 4 of the Offer, including conditions with respect to litigation and certain governmental actions and Section 11 of the Circular, "ARRANGEMENTS, AGREEMENTS OR UNDERSTANDINGS -- SUPPORT AGREEMENT" for certain termination rights.

U.S. STATE TAKEOVER STATUTES.

     A number of states have adopted laws that purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or that have substantial assets, shareholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. Emco, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws.

     If any government official or third party should seek to apply any state takeover law to the Offer or other business combination between the Offeror or any of its affiliates and Emco, the Offeror will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes is applicable to the Offer and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Offeror might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Common Shares, and the Offeror might be unable to accept for payment or pay for Common Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer. In such case, the Offeror may not be obligated to accept for payment or pay for any tendered Common Shares.

15. ACQUISITION OF COMMON SHARES NOT DEPOSITED UNDER THE OFFER

COMPULSORY ACQUISITION

     Section 188 of the OBCA permits an offeror to acquire the shares not tendered to an offer for shares of a particular class of shares of a corporation if, within 120 days after the date of the offer, the offer is accepted by the holders of not less than 90% of any class of securities to which the offer relates, other than securities held at the date of the offer by or on behalf of the offeror or its Affiliates or Associates.

     If, within 120 days after the date thereof, the Offer has been accepted by holders of not less than 90% of the Common Shares, other than Common Shares held on the date of the Offer by or on behalf of the Offeror or its Affiliates or Associates, and the Offeror purchases such deposited Common Shares, the Offeror will use its reasonable best efforts, to the extent permitted by applicable law, to acquire the remainder of the Common Shares on the same terms as such Common Shares were acquired under the Offer, pursuant to the provisions of Section 188 of the OBCA (a "COMPULSORY ACQUISITION").

     To exercise such statutory right, the Offeror must give notice (the "OFFEROR'S NOTICE") to each holder of Common Shares who did not accept the Offer (and to each person who subsequently acquires any such Common

Shares) (in each case a "DISSENTING OFFEREE") and to the Director under the OBCA of such proposed acquisition on or before the earlier of 60 days from the termination of the Offer and 180 days from the date of the Offer. Within 20 days of giving the Offeror's Notice, the Offeror must pay or transfer to Emco the consideration the Offeror would have had to pay to the Dissenting Offerees if they had elected to accept the Offer, to be held in trust for the Dissenting Offerees. In accordance with Section 188 of the OBCA, within 20 days after receipt of the Offeror's Notice, each Dissenting Offeree must send the Share Certificates(s) held by such Dissenting Offeree to Emco, and may elect either to transfer such Common Shares to the Offeror on the terms of the Offer or to demand payment of the fair value of such Common Shares held by such holder by so notifying the Offeror. If a Dissenting Offeree has elected to demand payment of the fair value of such Common Shares, the Offeror may apply to a court having jurisdiction to hear an application to fix the fair value of such Common Shares of the Dissenting Offeree. If the Offeror fails to apply to such court within 20 days after it made the payment or transferred the consideration to Emco referred to above, the Dissenting Offeree may then apply to the court within a further period of 20 days to have the court fix the fair value. If there is no such application by the Dissenting Offeree within such period, the Dissenting Offeree will be deemed to have elected to transfer such Common Shares to the Offeror on the terms of the Offer. Any judicial determination of the fair value of the Common Shares could be more or less than the amount paid pursuant to the Offer.

     The foregoing is a summary only. See Section 188 of the OBCA for the full text of the relevant statutory provisions. Section 188 of the OBCA is complex and may require strict adherence to notice and timing provisions, failing which such rights may be lost or altered. Shareholders who wish to be better informed about those provisions of the OBCA should consult with their legal advisors.

SUBSEQUENT ACQUISITION TRANSACTION

     If the Offeror takes up and pays for Common Shares pursuant to the Offer, and if the foregoing statutory right of Compulsory Acquisition is not available, the Offeror currently intends to acquire the balance of the Common Shares as soon as practicable by way of a Subsequent Acquisition Transaction. In order to effect a Subsequent Acquisition Transaction, the Offeror will seek to cause a special meeting of the Shareholders to be called to consider a capital reorganization, amalgamation, statutory plan of arrangement, reorganization, consolidation, recapitalization, or other transaction involving the Offeror and/or an affiliate of the Offeror and Emco and/or the Shareholders for the purposes of Emco becoming, directly or indirectly, a wholly-owned subsidiary of the Offeror or effecting an amalgamation or merger of Emco and the Offeror and/or an affiliate of the Offeror, carried out for a cash consideration per Common Share not less than the price paid pursuant to the Offer (referred to in the Offer Documents as a "SUBSEQUENT ACQUISITION TRANSACTION"). Depending upon the nature and terms of the Subsequent Acquisition Transaction, the approval of at least two-thirds of the votes cast by holders of the Common Shares and the approval of a majority of the votes cast by "minority" holders of Common Shares (including Common Shares tendered into the Offer by "minority" holders of Common Shares) will be required at a meeting duly called and held for the purpose of approving the Subsequent Acquisition Transaction. The Offeror will cause Common Shares acquired under the Offer to be voted in favour of such a transaction.

     In certain types of Subsequent Acquisition Transactions, the registered holders of Common Shares may have the right to dissent under the OBCA and to be paid fair value for their Common Shares, with such fair value to be determined by a court of competent jurisdiction. The fair value of Common Shares so determined could be more or less than the amount paid pursuant to the Offer or the Subsequent Acquisition Transaction. Any such judicial determination of the fair value of the Common Shares could be based upon considerations other than, or in addition to, the market price, if any, of the Common Shares.

     The methods of acquiring the remaining Common Shares described above, other than the statutory right of compulsory acquisition under Section 188 of the OBCA, may constitute a "going private transaction" within the meaning of OSC Rule 61-501 and Policy Q-27 if such method would result in the interest of a holder of Common Shares (the "AFFECTED SECURITIES") being terminated without the consent of the Shareholder.

     OSC Rule 61-501 and Policy Q-27 provide that, unless exempted, a corporation proposing to carry out a going private transaction is required to engage an independent valuator to prepare a valuation of the affected securities (and any non-cash consideration being offered therefor) and provide to the holders of the affected securities a summary of such valuation. The Offeror intends to rely on any exemptions available or seek waivers pursuant to OSC Rule 61-501 and Policy Q-27 exempting the Offeror or Emco, as appropriate, from the requirement to prepare a valuation in connection with any Subsequent Acquisition Transaction proposed by the Offeror. An exemption is available for certain going private transactions completed within 120 days after the expiry of a formal take-over bid for consideration at least equal to and of the same type as that paid in the take-over bid, provided certain tax disclosure is given in the take-over bid disclosure documents. The Offeror expects that this exemption would be available.

     OSC Rule 61-501 and Policy Q-27 also require that, unless exempted, in addition to any other required shareholder approval, in order to complete a going private transaction or a related party transaction, the approval of a majority of the votes cast by "minority" holders of the affected securities be obtained. In relation to the Offer and any subsequent going private transaction, the "minority" holders will be, unless an exemption is available or discretionary relief is granted by the OSC and the CVMQ, as required, all holders of Common Shares, other than, among others, the following: (i) the Offeror (other than in respect of Common Shares acquired pursuant to the Offer, as described below); (ii) any "related parties" of the Offeror (as defined, for the purposes of OSC Rule 61-501 and Policy Q-27) who would not be equally treated; and (iii) any person or company acting jointly or in concert with the foregoing. OSC Rule 61-501 and Policy Q-27 also provide that the Offeror may treat Common Shares acquired pursuant to the Offer as "minority" shares and vote them, or consider them voted, in favour of such going private transaction if the consideration per security in the going private transaction is at least equal in value to and of the same type as the consideration paid under the Offer. The Offeror currently intends that the consideration offered under any Subsequent Acquisition Transaction proposed by it would be identical to the Offer price. If, following the Offer, the Offeror and its affiliates are the registered holders of 90% or more of the Common Shares at the time the going private transaction is initiated, the requirement for minority approval under OSC Rule 61-501 and Policy Q-27 will not apply to the transaction if a statutory dissent and appraisal remedy is available, or if a substantially equivalent enforceable right is made available, to the minority shareholders.

     If the Offeror is unable to effect a Compulsory Acquisition or propose a Subsequent Acquisition Transaction involving Emco, or proposes a Subsequent Acquisition Transaction but cannot promptly obtain any required approval, the Offeror will evaluate other available alternatives. Such alternatives could include, to the extent permitted by applicable law, purchasing additional Common Shares in the open market or in privately negotiated transactions or otherwise, or taking no further action to acquire additional Common Shares. Alternatively, the Offeror may sell or otherwise dispose of any or all Common Shares acquired pursuant to the Offer. Such transactions may be effected on terms and at prices then determined by the Offeror, which may vary from the Offer Price.

     See "CERTAIN INCOME TAX CONSIDERATIONS" in Section 16 of this Circular for a discussion of the income tax consequences to Shareholders of a Subsequent Acquisition Transaction.

JUDICIAL DEVELOPMENTS

     Prior to the pronouncement of OSC Rule 61-501 and Policy Q-27, Canadian courts had, in a few instances, granted preliminary injunctions to prohibit transactions which constituted "going private transactions" within the meaning of OSC Rule 61-501 and Policy Q-27. The Offeror has been advised that more recent notices and judicial decisions indicate a willingness to permit "going private transactions" to proceed subject to compliance with requirements intended to ensure procedural and substantive fairness to the minority shareholders.

     Shareholders should consult their legal advisors for a determination of their legal rights with respect to any transaction which may constitute a going private transaction.

16. CERTAIN INCOME TAX CONSIDERATIONS

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of the principal Canadian federal income tax considerations under the Tax Act, as of the date hereof, generally applicable to a Shareholder in respect of the sale of Common Shares pursuant to the Offer or otherwise pursuant to certain transactions described under Section 15 of the Circular, "ACQUISITION OF COMMON SHARES NOT DEPOSITED UNDER THE OFFER".

     The summary is based on the provisions of the Tax Act in force on the date hereof and counsel's understanding of the current published administrative practices of the Canada Customs and Revenue Agency (the "CCRA"). This summary takes into account all specific proposals to amend the Tax Act which have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the "PROPOSED AMENDMENTS") and assumes that all such Proposed Amendments will be enacted in their present form. No assurances can be given that the Proposed Amendments will be enacted in the form proposed, if at all; however, the Canadian federal income tax considerations generally applicable to a Shareholder described below will not be different in a material adverse way if the Proposed

Amendments are not enacted. The summary does not otherwise take into account or anticipate any changes in law, whether by judicial, governmental or legislative decision or action or changes in administrative practices of the CCRA, nor does it take into account provincial, territorial or foreign income tax legislation or considerations. The provisions of provincial income tax legislation vary from province to province in Canada and in some cases differ from federal income tax legislation.

     THE SUMMARY IS NOT APPLICABLE TO A SHAREHOLDER THAT IS A "FINANCIAL INSTITUTION" AS DEFINED IN SECTION 142.2 OF THE TAX ACT. IN ADDITION, THE SUMMARY IS NOT APPLICABLE TO A SHAREHOLDER THAT ACQUIRED COMMON SHARES ON THE EXERCISE OF AN EMPLOYEE STOCK OPTION. ANY SUCH SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS.

     The summary is of a general nature only and is not exhaustive of all possible Canadian federal income tax considerations and is not intended to be, nor should it be construed to be, legal, business or tax advice or representations to any particular Shareholder. Accordingly, Shareholders should consult their own tax advisors with respect to their particular circumstances, including the application and effect of the income and other tax laws of any country, province, state or local tax authority.

RESIDENTS OF CANADA

     The following portion of the summary is generally applicable to a Shareholder who, at all relevant times, for the purposes of the Tax Act and any applicable income tax treaty or convention, is, or is deemed to be, resident in Canada, and, for purposes of the Tax Act, deals at arm's length with Emco and the Offeror, is not affiliated with Emco or the Offeror and holds Common Shares as capital property. Common Shares generally will be considered capital property to a Shareholder unless the Shareholder holds such Common Shares in the course of carrying on a business, or the Shareholder has acquired them in a transaction or transactions considered to be an adventure in the nature of trade. Certain Shareholders whose Common Shares might not otherwise qualify as capital property may be eligible to make an irrevocable election in accordance with subsection 39(4) of the Tax Act to have the Common Shares and every other "CANADIAN SECURITY" (as defined in the Tax Act) owned by such holder deemed to be capital property in the taxation year of the election and all subsequent taxation years.

     CAPITAL GAINS AND CAPITAL LOSSES

     A Shareholder who disposes of Common Shares to the Offeror under the Offer will realize a capital gain (or capital loss) equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of the Common Shares to the Shareholder.

     A Shareholder who disposes of Common Shares pursuant to the Offer will be required to include one-half of the amount of any capital gain (a "TAXABLE CAPITAL GAIN") in income, and one-half of the amount of any capital loss (an "ALLOWABLE CAPITAL LOSS") will be required to be deducted against taxable capital gains realized in the year of disposition.

     Allowable capital losses not deducted in the taxation year in which they are realized may ordinarily be carried back and deducted in any of the three preceding years or carried forward and deducted in any following year against taxable capital gains realized in such years, to the extent and under the circumstances specified in the Tax Act.

     Capital gains realized by an individual or trust, other than certain specified trusts, may give rise to alternative minimum tax under the Tax Act.

     In general, a capital loss otherwise arising upon the disposition of a Common Share by a corporation may be reduced by dividends previously received or deemed to have been received thereon to the extent and under the circumstances prescribed in the Tax Act. Similar rules may apply where the corporation is a member of a partnership or a beneficiary of a trust that owns Common Shares or where a partnership or trust of which a corporation is a member or a beneficiary is a member of a partnership or a beneficiary of a trust that owns Common Shares. Shareholders to whom these rules may be relevant should consult their own tax advisors.

     A Shareholder that is, throughout the relevant taxation year, a "Canadian-controlled private corporation" (as defined in the Tax Act) may be liable to pay an additional refundable tax of 6 2/3% on its "aggregate investment income" for the year, which is defined to include an amount in respect of taxable capital gains.

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

     COMPULSORY ACQUISITION

     As described under Section 15 of the Circular "ACQUISITION OF COMMON SHARES NOT DEPOSITED UNDER THE OFFER", the Offeror may, in certain circumstances, acquire Common Shares pursuant to Section 188 of the OBCA. A Shareholder who disposes of his or her Common Shares in such circumstances generally will realize a capital gain (or a capital loss) calculated in the manner and subject to the treatment, described above under "CAPITAL GAINS AND CAPITAL LOSSES", but Shareholders whose Common Shares may be so acquired should consult their own tax advisors in this regard.

     SUBSEQUENT ACQUISITION TRANSACTION

     If a Compulsory Acquisition provisions are not utilized, the Offeror may propose other means of acquiring the remaining issued and outstanding Common Shares as described under Section 15 of the Circular "ACQUISITION OF COMMON SHARES NOT DEPOSITED UNDER THE OFFER". Such means include a capital reorganization, arrangement, reclassification, consolidation or an amalgamation. The tax treatment of a Subsequent Acquisition Transaction to a Shareholder will depend upon the exact manner in which the Subsequent Acquisition Transaction is carried out. Shareholders should consult their own tax advisors for advice with respect to the income tax consequences to them of having their Common Shares acquired pursuant to a Subsequent Acquisition Transaction.

     A Subsequent Acquisition Transaction could be implemented by means of an amalgamation of Emco with the Offeror or one of its affiliates pursuant to which Shareholders who have not tendered their Common Shares under the Offer would have their Common Shares exchanged on the amalgamation for redeemable preference shares ("REDEEMABLE SHARES") which would then be immediately redeemed for cash. Such a Shareholder would not realize a capital gain or capital loss as a result of such exchange, and the cost of the Redeemable Shares received would be equal to the aggregate of the adjusted cost base of the Common Shares to the Shareholder immediately before the amalgamation. Upon the redemption of Redeemable Shares, the holder thereof would be deemed to have received a dividend (subject to the potential application of subsection 55(2) of the Tax Act to holders of such shares that are corporations as discussed below) equal to the amount by which the redemption price of the Redeemable Shares (equal to the amount of any cash received) exceeds their paid-up capital for the purposes of the Tax Act. Emco advises that the paid-up capital per Common Share as at the date hereof is Cdn$4.58. The difference between the redemption price and the amount of the deemed dividend would be treated as proceeds of disposition of such shares for the purposes of computing any capital gain or capital loss arising on the disposition of such shares. A capital loss arising upon the redemption of a Redeemable Share may be reduced by dividends previously received or deemed to have been received thereon or on Common Shares for which they were exchanged as described above under "CAPITAL GAINS AND CAPITAL LOSSES".

     Subsection 55(2) of the Tax Act provides that where a corporate Shareholder is deemed to receive a dividend under the circumstances described above, all or part of the deemed dividend may be treated as proceeds of disposition of the Redeemable Shares for the purpose of computing the Shareholder's capital gain on the disposition of such shares. Accordingly, corporate Shareholders should consult their tax advisors for specific advice with respect to the potential application of this provision. Subject to the potential application of this provision, dividends deemed to be received by a corporation as a result of the redemption of the Redeemable Shares will be included in computing its income, but normally will also be deductible in computing its taxable income unless the corporation is a "specified financial institution" (as defined in the Tax Act). Dividends deemed to be received on the Redeemable Shares by a specified financial institution may not be deductible in computing its taxable income if the term preferred share rules in the Tax Act are applicable. Corporations which may be affected by such rules should consult their own tax advisors.

     A Shareholder that is a "private corporation" or a "subject corporation" (as such terms are defined in the Tax Act) may be liable to pay the 33 1/3% refundable tax under Part IV of the Tax Act on dividends deemed to be received on the Redeemable Shares to the extent that such dividends are deductible in computing the corporation's taxable income.

     In the case of a Shareholder who is an individual (including a trust), dividends deemed to be received as a result of the redemption of the Redeemable Shares will be included in computing the recipient's income, and will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received from a taxable Canadian corporation.

     Under the current administrative practice of the CCRA, Shareholders who exercise their statutory right of dissent in respect of an amalgamation should be considered to have disposed of their Common Shares for proceeds of disposition equal to the amount paid by the amalgamated corporation to the dissenting Shareholder therefor, other than interest awarded by the court. However, because of uncertainties under the relevant legislation as to whether such amounts paid to a dissenting Shareholder will be treated entirely as proceeds of disposition, or in part as the payment of a deemed dividend, dissenting Shareholders should consult their own tax advisors in this regard.

     A Subsequent Acquisition Transaction could also be implemented by means of a capital reorganization of Emco pursuant to which Shareholders who have not tendered their Common Shares under the Offer would have their Common Shares exchanged for special shares ("SPECIAL SHARES") which would then be immediately sold to the Offeror for cash. Such a Shareholder would not realize a capital gain or capital loss as a result of such exchange, and the cost of the Special Shares received would be equal to the aggregate of the adjusted cost base of the Common Shares to the Shareholder immediately before the exchange. Upon the sale of the Special Shares, the Shareholder will realize a capital gain (or a capital loss) calculated in the manner and subject to the treatment described above under "CAPITAL GAINS AND CAPITAL LOSSES", but Shareholders whose Special Shares may be so acquired should consult their own tax advisors in this regard.

     Shareholders who exercise their statutory right of dissent in respect of a capital reorganization and are paid the fair value of their shares by Emco will be deemed to have received a dividend to the extent that the amount received (less the amount of any interest ordered by the court) exceeds the paid-up capital of the Common Shares for purposes of the Tax Act. The difference between the amount received (less the amount of any interest ordered by the court) and the amount of the deemed dividend would be treated as proceeds of disposition of the Common Shares for the purpose of computing any capital gain or capital loss arising on the disposition of such shares. A capital loss arising in such circumstances may be reduced by dividends previously received or deemed to have been received on Common Shares as described above under "CAPITAL GAINS AND CAPITAL LOSSES". The tax treatment of any dividend deemed to have been received in such circumstances will be the same as the tax treatment of dividends deemed to have been received on the redemption of Redeemable Shares as described above.

     A Subsequent Acquisition Transaction could also be implemented by means of a share consolidation of Emco pursuant to which Shareholders who have not tendered their Common Shares under the Offer would have their Common Shares exchanged for a fraction of a Common Share in respect of which such Shareholders will receive cash.

     A Shareholder whose Common Shares are consolidated and who receives a cash payment from Emco will be deemed to have received a taxable dividend (subject to the potential application of subsection 55(2) of the Tax Act to Shareholders that are corporations, as discussed above) equal to the amount by which such payment exceeds the paid-up capital for purposes of the Tax Act of the Common Shares that are exchanged. Emco advises that the paid-up capital per Common Share as of the date hereof is Cdn$4.58. The difference between the cash received and the amount of the deemed dividend will be treated as proceeds of disposition of the Common Shares for the purpose of computing any capital gain or capital loss arising on the disposition of such Shares. A capital loss arising in such circumstances may be reduced by dividends previously received or deemed to have been received on Common Shares as described above under "CAPITAL GAINS AND CAPITAL LOSSES". The tax treatment of any dividend deemed to have been received in such circumstances will be the same as the tax treatment of dividends deemed to have been received on the redemption of Redeemable Shares as described above.

     Shareholders who exercise their statutory right of dissent in respect of a consolidation and are paid the fair value of their shares by Emco will be deemed to have received a dividend to the extent that the amount received (less the amount of any interest ordered by the Court) exceeds the paid-up capital of the Common Shares for purposes of the Tax Act. The difference between the amount received (less the amount of any interest ordered by the Court) and the amount of the deemed dividend will be treated as proceeds of disposition of the Common Shares for the purpose of computing any capital gain or capital loss arising on the disposition of such Shares. A capital loss arising in such circumstances may be reduced by dividends previously received or deemed to have been received on Common Shares as described above under "CAPITAL GAINS AND CAPITAL LOSSES". The tax treatment of any dividend deemed to have been received in such circumstances will be the same as the tax treatment of dividends deemed to have been received on the redemption of Redeemable Shares, as described above.

NON-RESIDENTS OF CANADA

     The following portion of the summary is generally applicable to a Shareholder who at all relevant times, for the purposes of the Tax Act and any applicable income tax treaty or convention, is not resident, nor deemed to be resident, in Canada, deals at arm's length with Emco and the Offeror, is not affiliated for the purposes of the Tax Act with Emco or the Offeror, holds Common Shares as capital property and does not use or hold, and is not deemed to use or hold, Common Shares in connection with carrying on a business in Canada (a "NON-RESIDENT HOLDER"). Special rules which are not discussed in this summary may apply to a non-resident that is an insurer carrying on business in Canada and elsewhere. This portion of the summary assumes that the Common Shares will be listed on the TSX at the time such shares are disposed of pursuant to the offer.

     A non-resident holder of Common Shares that are not taxable Canadian property to such holder will not be subject to tax under the Tax Act on any capital gain realized on the disposition of such shares under the Offer.

     A Common Share will generally not be taxable Canadian property to a non-resident holder unless, at any time during the 60-month period that ends at the time of the disposition, the non-resident holder, persons with whom the non-resident holder did not deal at arm's length, or any combination thereof, owned 25% or more of the shares of any class or series of Emco. The Common Shares may also be taxable Canadian property in certain other circumstances. Even if the Common Shares are taxable Canadian property to a non-resident holder, any capital gain realized upon the disposition or deemed disposition thereof may not be subject to tax under the Tax Act if such gain is exempt from tax pursuant to the provisions of an applicable income tax treaty or convention to which Canada is a party.

     In the event that the Common Shares constitute taxable Canadian property and the capital gain otherwise to be realized upon a disposition of such shares to the Offeror is not exempt from Canadian tax by virtue of an applicable income tax treaty or convention, then in such circumstances, the tax consequences as described above under "RESIDENTS OF CANADA -- CAPITAL GAINS AND CAPITAL LOSSES" will generally apply. Such non-resident holders whose Common Shares are taxable Canadian property should consult their own tax advisors in this regard.

     If the Offeror does not acquire all the Common Shares pursuant to the Offer it may propose other means to acquire the remaining Common Shares as described under the heading "ACQUISITION OF COMMON SHARES NOT DEPOSITED UNDER THE OFFER" under Section 15 of the Circular. The tax treatment of such a transaction to a non-resident holder will depend on the exact manner in which the transaction is carried out and may be substantially the same as or materially different than described above. A non-resident holder may realize a capital gain or a capital loss which would be taxed in the manner described above and/or a deemed dividend. Dividends paid or deemed to be paid to a non-resident holder will be subject to Canadian withholding tax at a rate of 25%. Such rate may be reduced under the provisions of an applicable income tax convention to which Canada is a party. In addition, in the event of a capital reorganization or share consolidation, if the Emco Special Shares or fractions of a Common Share, as the case may be, are not listed on a prescribed stock exchange at the time of disposition, the notification and withholding requirements provided for in section 116 of the Tax Act may apply to non-resident holders. Non-resident holders should consult their own tax advisors for advice with respect to the potential income tax consequences to them of having their Common Shares acquired pursuant to such a transaction.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of certain U.S. federal income tax consequences of the Offer to U.S. Holders (as defined below) of Common Shares whose Common Shares are tendered and accepted for payment pursuant to the Offer or otherwise pursuant to certain transactions described in Section 15 of the Circular, "ACQUISITION OF COMMON SHARES NOT DEPOSITED UNDER THE OFFER". The discussion is for general information only and does not purport to consider all aspects of U.S. federal income taxation that might be relevant to holders of Common Shares. The discussion is based on current provisions of the Code, existing, proposed and temporary U.S. Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect. This summary applies only to U.S. Holders of Common Shares who hold their Common Shares as capital assets within the meaning of section 1221 of the Code. This discussion does not apply to Common Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to certain types of U.S. Holders who may be subject to special rules (including, without limitation, entities that are treated as partnerships for U.S. federal income tax purposes; insurance companies; regulated investment companies; common trust funds; tax-exempt organizations; banks or other financial institutions; broker-dealers; U.S. Holders who have acquired the Common Shares as part of a straddle, hedge, conversion transaction or other integrated investment; or persons who own or owned, directly or indirectly, 10% or more of the total combined voting power of all classes of the stock of Emco entitled to vote).

     This summary does not consider the effect of any foreign, state or local tax laws nor does it discuss the U.S. federal income tax consequences to any holder of Common Shares who, for U.S. federal income tax purposes, is not a "U.S. HOLDER" (as defined below). As used in this discussion, the term "U.S. HOLDER" means a beneficial owner of Common Shares that for U.S. federal income tax purposes is:

     -  an individual who is a citizen or resident of the United States;

     - a corporation, or other entity treated as a corporation, created or organized under the laws of the United States or any State or any political subdivision thereof;

     - an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

     - a trust, if a U.S. court is able to exercise primary supervision over the trust's administration and one or more U.S. persons have the authority to control all of the trust's substantial decisions.

SALE OF COMMON SHARES FOR CASH PURSUANT TO THE OFFER

     The sale of Common Shares for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. Subject to the passive foreign investment company rules below, a U.S. Holder who sells Common Shares pursuant to the Offer will generally recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received (in the U.S. dollar equivalents determined at the spot rate on the date of the consummation of the Offer) and the holder's adjusted tax basis in the Common Shares sold pursuant to the Offer (as determined in U.S. dollars). Gain or loss will be determined separately for each block of Common Shares (i.e., Common Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer. Such gain or loss will be long-term capital gain or loss provided that a holder's holding period for such Common Shares is more than one year at the time of the consummation of the Offer. Long-term capital gains recognized by an individual upon a disposition of Common Shares are eligible for reduced rates of taxation. Certain limitations apply to the use of a holder's capital losses.

     In the event that the sale of a U.S. Holder's Common Shares for cash pursuant to the Offer gives rise to a gain for Canadian federal income tax purposes (see "CANADIAN FEDERAL INCOME TAX CONSIDERATIONS -- NON-RESIDENTS OF CANADA" above), such gain, if taxable, may qualify for exemption from Canadian tax under the income tax treaty in effect between the United States and Canada if such U.S. Holder is entitled to the benefits of such treaty. In the event that the income tax treaty in effect between the United States and Canada does not exempt the gain from Canadian federal income tax, the U.S. Holder generally may be entitled to claim a foreign tax credit with respect to such tax for U.S. federal income tax purposes. Such U.S. Holders should consult their own tax advisors regarding their eligibility for benefits under the income tax treaty in effect between the United States and Canada and the possible availability of a foreign tax credit.

PASSIVE FOREIGN INVESTMENT COMPANY

     The above summary assumes that Emco is not a passive foreign investment company ("PFIC") with respect to any U.S. Holder of Common Shares. Generally, Emco would be a PFIC with respect to a U.S. Holder if, during any year during such holder's holding period, 75% or more of Emco's annual gross income consisted of certain "passive" income or 50% or more of the average quarterly value of Emco's assets in any such year consisted of assets that produced, or were held for the production of, passive income. Based on information provided in Emco's Annual Report, we do not believe that Emco is a PFIC for the current year, and we assume that Emco was not a PFIC with respect to any previous year.

     If Emco were a PFIC with respect to any U.S. Holder, such holder generally would be required to pay an interest charge together with tax calculated at the maximum ordinary income tax rate with respect to all or a portion of its gain from the sale of Common Shares for cash pursuant to the Offer. This special PFIC rule generally would not apply to the sale of Common Shares for cash pursuant to the Offer, however, if, in the first year of such holder's ownership of Common Shares that Emco was a PFIC ("Initial Year"), the holder either (x) made an election to treat Emco as a qualified electing fund to include in income on a current basis such holder's pro rata share of the income or gain of Emco ("QEF Election") or (y) made an election ("Mark-to-Market Election") to recognize on a current basis increases or decreases in the value of the holder's Common Shares. If the U.S. Holder did not make a QEF Election in the Initial Year but did make a QEF Election in a subsequent year, the special PFIC rule also generally would not apply if such holder had made an additional election ("PURGING ELECTION") to include certain amounts in income with respect to its Common Shares in the year the Purging Election was made.

     Any U.S. Holder who believes that Emco is or may be a PFIC with respect such holder is urged to consult its tax advisors.

COMPULSORY ACQUISITION

     The Offeror, in certain circumstances, may acquire Common Shares from a U.S. Holder in a Compulsory Acquisition (see "ACQUISITION OF EMCO SHARES NOT DEPOSITED UNDER THE OFFER" above). A U.S. Holder that sells his or her Emco Shares to the Offeror in the Compulsory Acquisition generally will realize gain or loss calculated in the manner and subject to the treatment described above in "SALE OF EMCO SHARES FOR CASH PURSUANT TO THE OFFER." U.S. Holders should consult their own tax advisors to determine the specific tax consequences of the Compulsory Acquisition to them, including the application and effect of the alternative minimum tax and any state, local, and foreign tax laws.

SUBSEQUENT ACQUISITION TRANSACTION

     If the Compulsory Acquisition is not available, the Offeror may acquire Common shares from a U.S. Holder in a Subsequent Acquisition Transaction (see "ACQUISITION OF EMCO SHARES NOT DEPOSITED UNDER THE OFFER" above). A Subsequent Acquisition may be implemented by means of an amalgamation, a merger, an arrangement, a capital reorganization, or a consolidation. The U.S. federal income tax treatment to a U.S. Holder will depend on the manner in which the Subsequent Acquisition Transaction is effected. Generally, a U.S. Holder's sale of its Common Shares pursuant to a Subsequent Acquisition Transaction will be a taxable transaction for U.S. federal income tax purposes. U.S. Holders should consult their own tax advisors to determine the specific tax consequences of the Subsequent Acquisition Transaction to them, including the application of the alternative minimum tax and any state, local, and foreign tax laws.

     A U.S. Holder that recognizes its right of dissent in respect of certain types of Subsequent Acquisition Transactions and receives cash in consideration for the Common Shares generally will recognize, subject to the discussion below, capital gain or loss in an aggregate amount equal to the difference between the amount of cash received (in the U.S. dollar equivalents determined at the spot rate on the date that the cash is received) and the U.S. Holder's tax basis in the dissenting Common Shares (as determined in U.S. dollars). However, there is no authority directly on point, and it is possible that a U.S. Holder will be required to recognize gain or loss at the effective time of the Subsequent Acquisition Transaction, and in advance of the receipt of any cash payment, in an amount generally equal to the trading price of Common Shares at the effective time of the Subsequent Acquisition Transaction (in U.S. dollar equivalents determined at the spot rate on the effective date of the Subsequent Acquisition Transaction). In this event, capital gain or loss also would be recognized by the U.S. Holder at the time the appraised fair value is received, to the extent that such payment exceeds or is less than the amount realized at the effective time of the Subsequent Acquisition Transaction, and a portion of such payment may be characterized as interest income.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     A U.S. Holder whose Common Shares are sold pursuant to the Offer may be subject to information reporting. In addition, a U.S. Holder of Common Shares may be subject to backup withholding on the proceeds from the sale of Common Shares pursuant to the Offer unless such holder is an exempt recipient (such as a corporation) or provides to the paying agent such holder's correct taxpayer identification number and certifies that such holder is exempt from or otherwise is not subject to backup withholding. Backup withholding is not an additional tax. The amount of any backup withholding will be refunded (or allowed as a credit against the U.S. federal income tax liability of the U.S. Holder) provided that the required information is furnished to the Internal Revenue Service.

AS INDIVIDUAL CIRCUMSTANCES MAY DIFFER, U.S. HOLDERS OF COMMON SHARES ARE URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED ABOVE AND THE SPECIFIC TAX CONSEQUENCES OF THE OFFER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL AND FOREIGN TAX LAWS AND OF CHANGES IN SUCH LAWS.

17. OTHER MATTERS RELATING TO THE OFFER

DEPOSITARY

     The Offeror has engaged the Depositary for the receipt of Share Certificates and related Letters of Transmittal. In addition, the Depositary will receive Notices of Guaranteed Delivery deposited under the Offer at its office in Toronto,

Ontario, Canada. The duties of the Depositary also include assisting in making payment to Shareholders for Common Shares purchased by the Offeror pursuant to the Offer. The Depositary will receive reasonable and customary compensation from the Offeror for its services in connection with the Offer, will be reimbursed for certain out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith.

DEALER MANAGERS AND SOLICITING DEALER GROUP

     The Offeror has engaged the services of Scotia Capital Inc. to act as Canadian Dealer Manager and to assist the Offeror in connection with the Offer and to solicit acceptances of the Offer. The Canadian Dealer Manager will be paid a fee for services rendered by it in its capacity as dealer manager and it will be reimbursed by the Offeror for its reasonable out-of-pocket expenses, including fees of legal counsel. The Offeror has retained the services of Scotia Capital (USA) Inc. to act as U.S. Dealer Manager and to solicit institutional acceptances of the Offer in the United States.

     The Dealer Managers have also undertaken to form a Soliciting Dealer Group comprising members of the Investment Dealers Association of Canada and members of the TSX to solicit acceptances of the Offer. Each member of the Soliciting Dealer Group, including the Dealer Managers, is referred to herein as a "Soliciting Dealer".

     The Offeror has agreed to pay the Dealer Managers a work fee of Cdn$100,000, and a success fee of Cdn$100,000 if more than 80% of the Common Shares are tendered to the Offer and purchased by the Offeror. In addition, the Offeror has agreed to pay each Soliciting Dealer whose name appears in the appropriate space of a properly completed and executed Letter of Transmittal, a fee of Cdn$0.05 for each Common Share deposited and taken up by the Offeror under the Offer. A minimum fee of Cdn$85 and a maximum fee of Cdn$1,500 will be paid in respect of any one beneficial owner, provided that the minimum fee of Cdn$85 will only be paid in respect of Common Shares deposited by a single beneficial holder where the number of Common Shares so deposited is greater than or equal to 500 shares. No solicitation fee will be payable with respect to Common Shares beneficially owned and tendered by the Selling Shareholder or by Emco, Blackfriars, their affiliates and associates and each of their respective directors and officers. The Offeror may require the Soliciting Dealers to furnish evidence of beneficial ownership satisfactory to the Offeror at the time of deposit. The Dealer Managers and the Soliciting Dealer Group will be indemnified against certain liabilities, including liabilities under securities laws, in connection with the Offer.

     No fee or commission will be payable by any Shareholder who transmits such Shareholder's Common Shares directly to the Depositary or who makes use of the facilities of a Soliciting Dealer to accept the Offer.

     Neither the Offeror nor Blackfriars will pay any fees or commissions to any broker or dealer or to any other person (other than to the Soliciting Dealers (including the Dealer Managers), the Information Agent and the Depositary) in connection with the solicitation of tenders of Common Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Offeror for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

INFORMATION AGENT

     The Offeror has retained Mackenzie Partners, Inc. to be the Information Agent in connection with the Offer. The Information Agent may contact holders of Common Shares by mail, telephone, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Common Shares.

     The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws. The Offeror has agreed to pay the Information Agent a customary fee plus reasonable out-of-pocket expenses.

18. OFFEREES' STATUTORY RIGHTS

     Securities legislation in certain of the provinces and territories of Canada provides Shareholders with, in addition to any other rights they may have at law, rights of rescission or to damages, or both, if there is a misrepresentation in a circular or a notice that is required to be delivered to Shareholders. However, such rights must be exercised within prescribed time limits. Shareholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

                                   SCHEDULE I

     INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS OF THE OFFEROR AND BLACKFRIARS AND THE TRUSTS AND TRUSTEES CONTROLLING SUCH CORPORATIONS

I.   DIRECTORS AND EXECUTIVE OFFICERS OF THE OFFEROR

     The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years for each member of the Offeror's Board of Directors and each executive officer of the Offeror. Unless indicated otherwise, each person is a citizen of the United States of America.

                                                                  PRINCIPAL OCCUPATION OR EMPLOYMENT AND MATERIAL POSITIONS
NAME                                            TITLE                          HELD DURING THE PAST FIVE YEARS
----                                   ------------------------   ---------------------------------------------------------
M. Yontef (citizen of Canada)........  Director and President     Partner, law firm of Stikeman Elliot LLP
                                       of Offeror                 5300 Commerce Court West,
                                                                  199 Bay Street, Toronto,
                                                                  Canada M5L 1B9

K. Jackson (citizen of Canada).......  Director and Secretary     Partner, law firm of Stikeman Elliot LLP
                                       of Offeror                 5300 Commerce Court West,
                                                                  199 Bay Street, Toronto,
                                                                  Canada M5L 1B9

C. Pappo.............................  Director and Chief         Vice President, Finance and Administration
                                       Financial Officer of       of Hajoca Corporation, an affiliate of Blackfriars.
                                       Offeror                    127 Coulter Avenue,
                                                                  Ardmore, PA 19003

II.  DIRECTORS AND EXECUTIVE OFFICERS OF BLACKFRIARS

     The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years for each member of the Blackfriars' Board of Directors and each executive officer of Blackfriars. Unless indicated otherwise, each person is a citizen of the United States of America.

                                                                  PRINCIPAL OCCUPATION OR EMPLOYMENT AND MATERIAL POSITIONS
NAME                                            TITLE                          HELD DURING THE PAST FIVE YEARS
----                                   ------------------------   ---------------------------------------------------------
T. Lullo.............................  Treasurer and Assistant    Vice President and Chief Financial
                                       Secretary of Blackfriars   Officer, Consolidated Electrical
                                                                  Distributors, Inc.
                                                                  31356 Via Colinas,
                                                                  Westlake Village, CA 91362

K. Colburn...........................  Director and President     Director of Hajoca Corporation
                                       of Blackfriars             127 Coulter Avenue,
                                                                  Ardmore, PA 19003.
                                                                  Private Investor

C. C. Hogel..........................  Director of Blackfriars    Director of Hajoca Corporation
                                                                  127 Coulter Avenue,
                                                                  Ardmore, PA 19003.
                                                                  Private Investor

                                                                  PRINCIPAL OCCUPATION OR EMPLOYMENT AND MATERIAL POSITIONS
NAME                                            TITLE                          HELD DURING THE PAST FIVE YEARS
----                                   ------------------------   ---------------------------------------------------------
D. Bradford..........................  Secretary of Blackfriars   Vice President and General Counsel
                                                                  of Consolidated Electrical
                                                                  Distributors, Inc. (since 12/4/01).
                                                                  31356 Via Colinas,
                                                                  Westlake Village, CA 91362.
                                                                  Partner with law firm of Manatt,
                                                                  Phelps & Phillips (November 1998
                                                                  to May 2000).
                                                                  Nashville, Tennessee
                                                                  (Office closed now).

R. Colburn...........................  Director, Vice President   Director of Hajoca Corporation.
                                       and Assistant Secretary    127 Coulter Avenue,
                                       of Blackfriars             Ardmore, PA 19003.
                                                                  Private Investor.

III. TRUSTEES OF TRUSTS

     The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years for each of the trustees of the Declaration of Trust of K. Colburn dated February 16, 1978, the Declaration of Trust of R. Colburn dated July 13, 1978 and the C. C. Hogel Trust dated May 31, 1978 all formed under the laws of the State of Illinois (collectively, the "TRUSTS"), which collectively own approximately 97% of the stock of Blackfriars. Unless indicated otherwise, each person is a citizen of the United States of America. The principal business of the Trusts is to hold the personal assets of the respective grantors. The principal business address for the Trusts is 555 Skokie Blvd, Suite 555, Northbrook, Illinois 60062 and the telephone number for the Trusts is (847) 313 6458.

                                                                  PRINCIPAL OCCUPATION OR EMPLOYMENT AND MATERIAL POSITIONS
NAME                                            TITLE                          HELD DURING THE PAST FIVE YEARS
----                                   ------------------------   ---------------------------------------------------------
K. Colburn...........................  Trustee under the          Director of Hajoca Corporation.
                                       Declaration of Trust of    127 Coulter Avenue,
                                       K. Colburn dated           Ardmore, PA 19003.
                                       February 16, 1978.         Private Investor.

                                       Trustee under the C. C.
                                       Hogel Trust dated May 31,
                                       1978.

R. Colburn...........................  Trustee under the          Director of Hajoca Corporation.
                                       Declaration of Trust of    127 Coulter Avenue,
                                       R. Colburn dated July      Ardmore, PA 19003.
                                       13, 1978. Trustee under    Private Investor.
                                       the C. C. Hogel Trust
                                       dated May 31, 1978.

                    APPROVAL AND CERTIFICATE OF THE OFFEROR

     The contents of the Offer and Circular have been approved and the sending, communication or delivery thereof to the Shareholders has been authorized, by the board of directors of the Offeror. The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it is made. In addition, the foregoing does not contain any misrepresentation likely to affect the value or market price of the Common Shares subject to the Offer.

DATED: February 28, 2003

             (Signed) MARVIN YONTEF                         (Signed) CHRISTOPHER PAPPO
                   President                                 Chief Financial Officer

                               On behalf of the Board of Directors

           (Signed) CHRISTOPHER PAPPO                         (Signed) KAREN JACKSON
                    Director                                         Director

                        THE DEPOSITARY FOR THE OFFER IS:

                     COMPUTERSHARE TRUST COMPANY OF CANADA

                                    BY MAIL

                                 P.O. Box 7021
                              31 Adelaide St. East
                            Toronto, Ontario M5C 3H2
                          Attention: Corporate Actions

                             BY HAND OR BY COURIER

                             100 University Avenue
                                   9th Floor
                            Toronto, Ontario M5J 2Y1
                          Attention: Corporate Actions
                           Toll Free: 1-800-564-6253
                    E-mail: caregistryinfo@computershare.com

                     THE DEALER MANAGERS FOR THE OFFER ARE:

                   IN CANADA:                                 IN THE UNITED STATES:
              SCOTIA CAPITAL INC.                           SCOTIA CAPITAL (USA) INC.
            Scotia Plaza, 64th Floor                             1 Liberty Plaza
              40 King Street West                               New York, NY 10006
             Box 4085, Station "A"
            Toronto, Ontario M5W 2X6
           Telephone: (416) 945-4599

                    THE INFORMATION AGENT FOR THE OFFER IS:

                            MACKENZIE PARTNERS, INC.
                               105 Madison Avenue
                            New York, New York 10016
                                 (212) 929-5500
                                       or
                         CALL TOLL-FREE (800) 322-2885

                       Email: proxy@mackenziepartners.com

ANY QUESTIONS AND REQUESTS FOR ASSISTANCE MAY BE DIRECTED BY HOLDERS OF COMMON SHARES TO THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY AT THEIR RESPECTIVE TELEPHONE NUMBERS AND LOCATIONS SET OUT ABOVE. ADDITIONAL COPIES OF THIS OFFER, THE CIRCULAR, THE LETTER OF TRANSMITTAL, THE NOTICE OF GUARANTEED DELIVERY AND RELATED MATERIALS MAY BE OBTAINED FROM THE DEALER MANAGERS OR THE INFORMATION AGENT AT THEIR RESPECTIVE LOCATIONS SET OUT ABOVE AND WILL BE FURNISHED PROMPTLY AT THE OFFEROR'S EXPENSE. SHAREHOLDERS MAY ALSO CONTACT THEIR INVESTMENT DEALER, STOCK BROKER, BANK MANAGER, ACCOUNTANT, LAWYER OR PROFESSIONAL ADVISOR FOR ASSISTANCE CONCERNING THE OFFER.